Exhibit 10.28

Execution Version

KADANT INC.
MULTI-CURRENCY
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
DATED AS OF DECEMBER 14, 2018
$10,000,000 4.90% SERIES A SENIOR NOTES DUE DECEMBER 14, 2028
$115,000,000 (OR FOREIGN CURRENCY EQUIVALENT) PRIVATE SHELF FACILITY

	6N.	Material Contracts	18
7.		NEGATIVE COVENANTS	18
	7A.	Financial Condition Covenants	18
	7B.	Indebtedness	18
	7C.	Liens	21
	7D.	Fundamental Changes	23
	7E.	Disposition of Property	23
	7F.	Restricted Payments	24
	7G.	Investments	24
	7H.	Transactions with Affiliates	25
	7I.	Sales and Leasebacks	25
	7J.	Swap Agreements	26
	7K.	Changes in Fiscal Periods	26
	7L.	Clauses Restricting Subsidiary Distributions	26
	7M.	Lines of Business	26
	7N.	Discontinued Operations	26
	7O.	Terrorism Sanctions Regulations	27
	7P.	Additional Covenants	27
	7Q.	Amendments of Organization Documents	27
8.		EVENTS OF DEFAULT	27
	8A.	Acceleration	27
	8B.	Rescission of Acceleration	30
	8C.	Notice of Acceleration or Rescission	30
	8D.	Other Remedies	30
9.		REPRESENTATIONS, COVENANTS AND WARRANTIES	31
	9A.	Organization	31
	9B.	Organization and Ownership of Shares of Subsidiaries	31
	9C.	Authorization	31
	9D.	Financial Statements	31
	9E.	Actions Pending	32
	9F.	Outstanding Indebtedness	32
	9G.	Compliance with Laws; Court Orders	32
	9H.	Foreign Assets Control Regulations, Etc.	32
	9I.	Title to Properties	33
	9J.	Licenses, Permits, Etc.	33
	9K.	Taxes	33
	9L.	Conflicting Agreements and Other Matters	34
	9M.	Offering of Notes	34
	9N.	Use of Proceeds	34
	9O.	ERISA	34
	9P.	Governmental Consent	35
	9Q.	Environmental Compliance	35
	9R.	Disclosure	35
	9S.	Hostile Tender Offers	35
	9T.	Investment Company Act	35
	9U.	Solvency	36

10.		REPRESENTATIONS OF THE PURCHASERS	36
	10A.	Nature of Purchase	36
	10B.	Source of Funds	36
11.		DEFINITIONS; ACCOUNTING	37
	11A.	Yield-Maintenance Terms.	37
	11B.	Other Terms	39
	11C.	Accounting Terms; Rounding	57
	11D.	Currency Equivalents.	58
12.		MISCELLANEOUS.	58
	12A.	Note Payments	58
	12B.	Expenses	58
	12C.	Consent to Amendments	59
	12D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	59
	12E.	Persons Deemed Owners; Participations	60
	12F.	Survival of Representations and Warranties; Entire Agreement	60
	12G.	Successors and Assigns	60
	12H.	Independence of Covenants	60
	12I.	Notices	61
	12J.	Payments Due on Non-Business Days	61
	12K.	Severability	61
	12L.	Descriptive Headings	61
	12M.	Satisfaction Requirement	61
	12N.	Governing Law; Consent to Jurisdiction, etc.	62
	12O.	Waiver of Jury Trial	62
	12P.	Limitation of Liability	62
	12Q.	Payment Currency	62
	12R.	Payments Free and Clear of Taxes	63
	12S.	Severalty of Obligations	65
	12T.	Counterparts	65
	12U.	Binding Agreement	65
	12V.	Confidential Information	65

SCHEDULES & EXHIBITS

INFORMATION SCHEDULE	-- Information Relating to the Company and Prudential
PURCHASER SCHEDULE	-- Information as to Purchasers
SCHEDULE 3	-- Wiring Instructions
SCHEDULE 7B(1)(e)	-- Existing Indebtedness
SCHEDULE 7C(g)	-- Existing Liens
SCHEDULE 7G(e)	-- Existing Investments
SCHEDULE 7H	-- Transactions with Affiliates
SCHEDULE 9B	-- Subsidiaries
SCHEDULE 11B	-- Discontinued Operations
EXHIBIT A-1	-- Form of Series A Note
EXHIBIT A-2	-- Form of Shelf Note
EXHIBIT B	-- Form of Request for Purchase
EXHIBIT C	-- Form of Confirmation of Acceptance
EXHIBIT D	-- Form of Guaranty Agreement
EXHIBIT E	-- Form of Sharing Agreement
EXHIBIT F	-- Form of Confirmation of Subsidiary Guaranty
EXHIBIT G	-- Form of New York Opinion

                             v

MULTI-CURRENCY NOTE PURCHASE
AND PRIVATE SHELF AGREEMENT

Kadant Inc.
One Technology Park Drive
Westford, MA 01866
As of December 14, 2018
PGIM, Inc.

Each of the Purchasers of Series A Notes listed in
the Purchaser Schedule hereto (each, a “Series A Purchaser”)

Each Prudential Affiliate (as hereinafter defined)
which becomes bound by certain provisions of
this Agreement as hereinafter provided (together with the
Series A Purchasers, each a “Purchaser” and collectively, the “Purchasers”)

c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Floor
New York, NY 10036
Ladies and Gentlemen:
The undersigned, KADANT INC., a Delaware corporation (herein called the “Company”), hereby agrees with you as follows:
1.AUTHORIZATION OF NOTES; DEFINED TERMS.

1A.    Authorization of Issue of Series A Notes. The Company will authorize the issue and sale of $10,000,000 aggregate principal amount of its 4.90% Series A Senior Notes due December 14, 2028 (together with any notes issued in substitution, replacement or exchange therefor pursuant to paragraph 12D, the “Series A Notes”) to be issued at the Series A Closing. The Series A Notes shall be substantially in the form of Exhibit A-1 hereto.

1B.    Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior promissory notes (together with any notes issued in substitution, replacement or exchange therefor pursuant to paragraph 12D, the “Shelf Notes”) in the aggregate principal amount of up to $115,000,000 (including the equivalent thereof in the Available Currencies), to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than twelve (12) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than ten (10) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-2 attached hereto. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution, replacement or exchange for any such Note pursuant to any such provision, as such Notes are amended, restated or otherwise modified from time to time. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, (vi) the same currency specification and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

1C.    Defined Terms. Certain capitalized terms used in this Agreement are defined in paragraph 11 hereof; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.PURCHASE AND SALE OF NOTES.

2A.    Purchase and Sale of Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser, and each Series A Purchaser will purchase from the Company, at the Closing provided for in paragraph 3A, Series A Notes in the principal amount specified opposite such Series A Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Series A Purchasers’ obligations hereunder are several and not joint obligations and no Series A Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

2B.    Purchase and Sale of Shelf Notes.

2B(1).    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, $115,000,000 minus the sum of the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, and the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder (but the sale and purchase of which have not been cancelled hereunder) prior to such time, is herein called the “Available Facility Amount” at such time. For purposes of the preceding sentence, all aggregate principal amounts of Shelf Notes and Accepted Notes shall be calculated in Dollars with the aggregate amount of any Shelf Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars being converted to Dollars at the rate of exchange used by Prudential to calculate the Dollar equivalent (the “U.S. Dollar Equivalent”) at the time of the applicable Acceptance under paragraph 2B(5); the U.S. Dollar Equivalent shall be set forth in the Confirmation of Acceptance relating to such Accepted Notes. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE OR A COMMITMENT BY THE COMPANY TO ISSUE NOTES EXCEPT FOLLOWING ACCEPTANCE OF ANY SERIES OF SHELF NOTES PURSUANT TO PARAGRAPH 2B(5).

2B(2).    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) December 14, 2021 and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a New York Business Day, the New York Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3).    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telefacsimile or overnight delivery service, and shall (i) specify the currency (which shall be an Available Currency) of the Shelf Notes covered thereby, (ii) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 (or its equivalent in another Available Currency) and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (iii) specify the principal amounts, final maturities (which shall not be greater than 12 years from the date of issuance), principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iv) specify the use of proceeds of such Shelf Notes, (v) contain an undertaking that such proceeds will not be used for a Hostile Tender Offer, (vi) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase (and which day may be advanced by mutual agreement of the Company and Prudential and may be modified by Prudential in its sole discretion as reasonably required by it to accommodate a purchase of Shelf Notes denominated in a currency other than Dollars), (vii) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (viii) certify that the representations and warranties contained in paragraph 9 are true on and as of the date of such Request for Purchase (except for such representations and warranties as are made as of a date certain and as updated in the applicable Request for Purchase) and that there exists on the date of such Request for Purchase no Event of Default or Default, and (ix) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4).    Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telefacsimile, in each case between 9:30 a.m. and 1:30 p.m. New York City local time (or such other time as Prudential may elect) interest rate quotes (which quotes will be for fixed interest rates only) for the several currencies, principal amounts, maturities, principal prepayment schedules, interest payment periods and Reinvestment Yield of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof and shall specify the time period (to be 2 minutes or such lesser or greater time agreed by Prudential in its sole discretion) within which the Company may elect to accept the Quotation (the “Acceptance Window”).

2B(5).    Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to paragraph 2B(6), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”); provided, however that no Acceptance can be made with respect to any Quotation at any time prior to 9:30 a.m. or later than 2:00 p.m. New York City local time. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes, which purchase price shall be paid in the currency in which such Notes are to be denominated. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6).    Market Disruption. Notwithstanding the provisions of paragraph 2B(5), any Quotation provided pursuant to paragraph 2B(4) shall expire if prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with paragraph 2B(5): (i) in the case of any Shelf Notes to be denominated in Dollars, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, or (ii) in the case of Shelf Notes to be denominated in another Available Currency, the market for bonds denominated in such Available Currency as shall be determined by Prudential to be relevant to its Quotation (which in the case of the Euro, shall be the German Bund) or the spot and forward currency market, the financial futures market or the interest rate swap market, in any such case shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading. No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7).    Fees.

(a)[Reserved.]

(b)Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company shall pay the Purchaser which shall have agreed to purchase such Accepted Note, on the Cancellation Date or actual Closing Day of such purchase and sale, an amount (the “Delayed Delivery Fee”) equal to

(i)in the case of an Accepted Note denominated in Dollars, the product of (1) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of payment of such Delayed Delivery Fee, and the denominator of which is 360; and

(ii)    in the case of an Accepted Note denominated in a currency other than Dollars:

(A)in the case that only the Dollar interest rate relevant to the determination of the coupon of such Accepted Note has been fixed, the amount equal to the product of (1) the difference between such Dollar interest rate and the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the Dollar principal amount of the Notes for which such Dollar interest rate was fixed and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of payment of such Delayed Delivery Fee, and the denominator of which is 360; and

(B)in the case that the coupon on such Accepted Note has been fixed based upon the denominated currency of such Accepted Note, the sum of (1) the product of (x) the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the arithmetic average of the Overnight Interest Rate on each day from and including the original Closing Day, (y) the principal amount of such Accepted Note, and (z) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of payment of such Delayed Delivery Fee, and the denominator of which is 365 and (2) the costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero. The Delayed Delivery Fee described in clause (i) and clause (ii)(A) above shall be paid in Dollars and the Delayed Delivery Fee described in clause (ii)(B) above shall be paid in the currency in which the Accepted Notes are denominated. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 3C. Notwithstanding the foregoing, no Delayed Delivery Fee shall be payable in connection with the closing of the purchase and sale of any Accepted Note if the failure of the purchaser of such Accepted Note to fund on the original Closing Day for such Accepted Note results solely from the failure to timely satisfy either or both of the conditions precedent in paragraph 4B(3) and paragraph 4F(3) or the inability of the Purchasers to procure the funds necessary to purchase the Notes.
(c)Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the penultimate sentence of paragraph 3C that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company shall pay the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds on the Cancellation Date an amount (the “Cancellation Fee”) equal to

(i)    in the case of an Accepted Note denominated in Dollars, the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price; and

(ii)    in the case of an Accepted Note denominated in a currency other than Dollars, the sum of:

(A)the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price; plus

(B)if the coupon with respect to such Accepted Note has been fixed based upon the currency of such Accepted Note, the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and fixing the coupon in such currency, provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs; such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility. Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates. All unwinding costs incurred by such Purchaser shall be determined by Prudential or its affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero. Notwithstanding the foregoing, no Cancellation Fee shall be payable in connection with the closing of the purchase and sale of any Accepted Note if the cancellation of the closing of the purchase and sale of such Accepted Note results solely from the failure to timely satisfy either or both of the conditions precedent in paragraph 4B(3) and paragraph 4F(3) or from the inability of the applicable Purchasers to procure the funds necessary to purchase the Notes.
3.CLOSING.

3A.    Series A Closing. The sale and purchase of the Series A Notes to be purchased by each Series A Purchaser shall occur at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036-6745, at 12:00 p.m., Eastern time, at a closing (the “Series A Closing”) on December 14, 2018 or such other Business Day thereafter on or prior to [December 27, 2018] as may be agreed upon by the Company and the Series A Purchasers (the day of the Series A Closing hereinafter referred to as the “Series A Closing Day”). At the Series A Closing, the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Series A Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $[___] as such Series A Purchaser may request), dated the date of the Series A Closing and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds as set forth on Schedule 3. If at the Series A Closing the Company shall fail to tender such Series A Notes as provided above in this paragraph 3A, or any of the conditions specified in paragraph 4A shall not have been fulfilled to the satisfaction of any Series A Purchaser, such Series A Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment. The Series A Closing and each Shelf Closing are hereafter sometimes referred to as a “Closing”.

3B.    Facility Closings. Not later than 12:00 p.m., Eastern time, on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto, at the offices of the Prudential Capital Group at the address set forth on the first page of this Agreement, or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

3C.    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in paragraph 3B, or any of the conditions specified in paragraph 4B shall not have been fulfilled by the time required on such scheduled Closing Day (unless fulfillment of such conditions is waived in writing by the Purchasers which shall have agreed to purchase such Accepted Notes), the Company shall, prior to 2:00 p.m., Eastern time, on such scheduled Closing Day, notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (Such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 4B on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(b) or (ii) such closing is to be canceled. Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 2 p.m., Eastern time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

4.CONDITIONS OF CLOSINGS.

4A.    Conditions of Facility Effectiveness. The obligation of Prudential and the Series A Purchasers to enter into this Agreement, the obligation of any Series A Purchaser to purchase any of the Series A Notes and the obligation of Prudential to make the Shelf Facility available to the Company is subject to the satisfaction, on or before the Series A Closing Day, of the following conditions:

4A(1).    Prudential and each Series A Purchaser shall have received the following fully executed documents, each dated the Series A Closing Day, in form and substance satisfactory to Prudential and the Series A Purchasers:

(a)this Agreement;

(b)the Series A Notes to be purchased by such Series A Purchaser;

(c)the Guaranty Agreement, in the form attached hereto as Exhibit D (as amended, restated or otherwise modified (including by any joinder) from time to time, the “Subsidiary Guaranty”);

(d)the Sharing Agreement in the form attached hereto as Exhibit E; and

(e)copies of the Bank Credit Agreement, all amendments thereto, and such other documentation relating thereto as Prudential shall reasonably request; and

4A(2).    A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Series A Notes to be issued on the Series A Closing Day;

4A(3).    The purchase of and payment for the Series A Notes to be purchased by such Series A Purchaser on the Series A Closing Day on the terms and conditions herein provided (including the use of the proceeds of the Series A Notes issued on the Series A Closing Day) shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject any Series A Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or regulation and such Series A Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

4A(4).    The Company shall have performed and complied with paragraphs 4C through 4I inclusive.

4B.    Conditions to each Closing of the Purchase and Sale of Shelf Notes
. The obligation of each Purchaser to purchase and pay for any Accepted Notes is subject to the satisfaction, on or before the applicable Closing Day for such Notes, of the following conditions set forth in this paragraph 4B:
4B(1).    Each Purchaser shall have received the following fully executed documents, each dated the date of the applicable Closing Day, in form and substance satisfactory to such Purchaser:

(a)    the Shelf Note(s) to be purchased by such Purchaser on such Closing Day; and

(b)    a confirmation of subsidiary guaranty from each Subsidiary Guarantor in the form attached hereto as Exhibit F, with respect to the Shelf Notes being issued on such Closing Day (each, a “Confirmation of Subsidiary Guaranty”).

4B(2).    A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Shelf Notes to be issued on such Closing Day.

4B(3).    The purchase of and payment for the Shelf Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of the Shelf Notes issued on such Closing Day) shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject any Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or regulation and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

4B(4).    The Company shall have performed and complied with paragraphs 4C through 4I, inclusive.

4C.    Compliance Certificates.

4C(1).    Officer’s Certificate. The Company shall have delivered to Prudential and the Series A Purchasers on the Series A Closing Day and to each other Purchaser of Shelf Notes on the applicable Closing Day an Officer’s Certificate, dated the Series A Closing Day or applicable Closing Day, as the case may be, certifying that the conditions specified in paragraphs 4D and 4E have been fulfilled.

4C(2).    Company’s Secretary’s Certificates. The Company shall have delivered to Prudential and the Series A Purchaser on the Series A Closing Day and to each other Purchaser of Shelf Notes on the applicable Closing Day a certificate of its secretary or assistant secretary, dated the Series A Closing Day or the applicable Closing Day, as the case may be, certifying as to, and attaching:

(a)    the resolutions authorizing the execution and delivery of this Agreement and any documents or instruments related hereto, and the issuance of the Notes to be issued on the Series A Closing Day or such other Closing Day, as applicable, and authorizing the execution and delivery of all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement, such Notes and any documents or instruments related thereto;

(b)    a copy of its certificate of incorporation certified by the Delaware Secretary of State within 10 days of the Series A Closing Day or the relevant Closing Day, as the case may be;

(c)    its bylaws; and

(d)    the names, offices and specimen signatures of the officers of the Company executing documents;

provided that on any Closing Day with respect to (b) and (c) above such certificate may specify there have been no changes in such documents since the Series A Closing Day or a prior Closing Day on which such documents were delivered.
4C(3).    Subsidiary Guarantor Secretary’s Certificates. Each Subsidiary Guarantor shall have delivered to Prudential and the Series A Purchasers on the Series A Closing Day and to each other Purchaser on the applicable Closing Day a certificate of its secretary or assistant secretary, dated the Series A Closing Day or the applicable Closing Day, as the case may be, certifying as to, and attaching:

(a)the resolutions authorizing the execution and delivery of the Subsidiary Guaranty and any documents or instruments related thereto, and authorizing the execution and delivery of all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to the Subsidiary Guaranty and any documents or instruments related thereto;

(b)a copy of its certificate or articles of incorporation (or equivalent constitutive document) certified by the appropriate Governmental Authority of its jurisdiction of organization within 10 days of the Series A Closing Day or the relevant Closing Day, as the case may be;

(c)its bylaws (or other governing document); and

(d)the names, offices and specimen signatures of the officers of such Subsidiary Guarantor executing documents;

provided that on any Closing Day with respect to (b) and (c) above such certificate may specify there have been no changes in such documents since the Series A Closing Day or a prior Closing Day on which such documents were delivered.
4C(4).    Certificates of Legal Existence. The Company shall have delivered a certificate of legal existence with respect to the Company and each Subsidiary Guarantor from the appropriate Governmental Authority of its jurisdiction of organization dated within 10 days of the Series A Closing Day or the relevant Closing Day, as the case may be.

4D.    Representations and Warranties. The representations and warranties contained in this Agreement (as updated in connection with the issuance of Notes hereunder, as applicable, pursuant to the Request for Purchase delivered in connection with such issuance on the corresponding Closing Day) and in the Subsidiary Guaranty and those otherwise made in writing by or on behalf of any Obligor in connection with the transactions contemplated by this Agreement shall be true on and as of the Series A Closing Day and such Closing Day, as the case may be, except such representations and warranties made as of prior date certain and as updated pursuant to the applicable Request for Purchase.

4E.    Performance; No Default. The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by them prior to or at the closing on such Closing Day or on the Series A Closing Day, as the case may be, and (a) in the case of any closing hereunder, after giving effect to the issue and sale of the Notes to be sold on such Closing Day (and the application of the proceeds thereof as contemplated by paragraph 9N) and (b) on the Series A Closing Day, after giving effect to the transactions contemplated hereby, in either such case, no Default or Event of Default shall have occurred and be continuing.

4F.    Opinions of Counsel. Prudential and each Purchaser shall have received on the applicable Closing Day opinions in form and substance satisfactory to them, dated the applicable Closing Day, as the case may be, from

(i)Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Obligors, or other counsel selected by the Company and reasonably acceptable to Prudential, covering such matters specified on Exhibit G hereto (and the Obligors hereby instruct their counsel to deliver such opinion to Prudential or the Purchasers, as the case may be); and

(ii)Akin Gump Strauss Hauer & Feld LLP, special counsel to Prudential and the Purchasers, or other counsel selected by Prudential, covering such matters relating to such transactions as the Purchasers may reasonably request.

4G.    Payment of Fees. The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including, on any Closing Day, any Delayed Delivery Fee due pursuant to paragraph 2B(7)(b).

4H.    Payment of Special Counsel Fees. Without limiting the provisions of paragraph 12B, the Company shall have paid on or before the Series A Closing Day or the applicable Closing Day, as the case may be, the fees, charges and disbursements of the Purchasers’ special counsel referred to in paragraph 4F(3) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such day.

4I.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
5.PREPAYMENTS. The Notes shall be subject to required prepayment as and to the extent provided in paragraph 5A. The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 5B. Any prepayment made by the Company pursuant to any other provision of this paragraph 5 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 5A.

5A.    Required Prepayments.

5A(1).    Series A Notes. On December 14, 2023 and on each December 14 thereafter to and including December 14, 2028, the Company will prepay $1,670,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Yield-Maintenance Amount or any premium; provided that upon any partial prepayment of the Series A Notes pursuant to paragraph 5B, the principal amount of each required prepayment of the Series A Notes becoming due under this paragraph 5A(1) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment. The entire remaining unpaid principal balance of the Series A Notes shall be due and payable on December 14, 2028.

5A(2).    Shelf Notes. Each Series of Shelf Notes shall be subject to the required prepayments, if any, set forth in the Notes of such Series.

5B.    Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000 or, in each case, in the equivalent of the currency in which the Notes of such Series are denominated), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 5B shall be applied pro rata among all of required payments of principal (including the required principal payment due out maturity) in respect of such Series of Notes.

5C.    Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 5B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 5B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date.

5D.    Application of Prepayment. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 5A or 5B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series.

5E.    Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 5A or 5B or upon acceleration of such final maturity pursuant to paragraph 8A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

6.AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

6A.    Financial Statements; Notice of Defaults. The Company covenants that it will deliver, by filing on EDGAR with respect to items 6A(i), (ii) and (iv), to Prudential and each holder that is an Institutional Investor of any Notes:

(i)as soon as practicable and in any event within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, unaudited consolidated statements of income, and cash flows of the Company and its consolidated Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, certified by an authorized financial officer of the Company as being fairly stated in all material respects (subject to normal year-end adjustments);

(ii)as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income, cash flows and shareholders’ equity of the Company and its consolidated Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit prepared in accordance with GAAP and reported on by KPMG LLP or other independent public accountants of recognized national standing selected by the Company whose report shall be without a “going concern” or like qualification or exception or any limitation as to scope of the audit;

(iii)as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Company, a summary consolidated forecast of the Company and its Subsidiaries for the following fiscal year;

(iv)within 5 days after transmission thereof, copies of all such financial statements and reports as it shall send to its public stockholders and copies of all financial statements and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(v)promptly after the Company obtains knowledge thereof, written notice of the occurrence of (i) any addition of or change to a Creditor (as defined in the Sharing Agreement) under the Sharing Agreement, other than any holder of Notes, and (ii) any other material addition or material change to the Sharing Agreement;

(vi)prompt written notice of the occurrence of any of the following:

(A)any (1) default or event of default under any Contractual Obligation of the Company or any Subsidiary or (2) litigation, investigation or proceeding of which, in each case, the Company has knowledge, and that may exist at any time between the Company or any Subsidiary and any Governmental Authority, that in either case, would reasonably be expected to have a Material Adverse Effect;

(B)any litigation or proceeding affecting the Company or any Subsidiary (1) which has had, or would reasonably be expected to have, a Material Adverse Effect, (2) in which injunctive or similar relief is sought by any Governmental Authority, (3) in which injunctive or similar relief is sought by any Person (other than a Governmental Authority) unless such relief has not had or would not reasonably be expected to have a Material Adverse Effect or (4) which relates to any Financing Document;

(C)any of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (1) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (2) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(D)any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(vii)with reasonable promptness, such other financial and other information as such holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder of any Notes an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 7A, 7B(2) and 7B(3) (and any financial covenant contained in any Most Favored Covenants incorporated herein pursuant to paragraph 7P that require computation to determine compliance) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

The Company also covenants that promptly after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to Prudential and each holder of any Notes an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.
6B.    Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 6B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

6C.    Inspection of Property. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary with reasonable prior notice but no more than once per calendar year; and

(b)Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

6D.    [Reserved.]

6E.    Compliance with Law; Contractual Obligations. The Company covenants that it will, and will cause each of its Subsidiaries to, comply (a) with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the conduct of their respective businesses, except as otherwise permitted under paragraph 7D, and (b) with all Contractual Obligations, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances, governmental rules, regulations or Contractual Obligations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6F.    Insurance. The Company covenants that it will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties against such risks (but including in any event public liability, product liability and business interruption), and in such amounts as is customary in the case of entities engaged in the same or a similar business and similarly situated.

6G.    Maintenance of Existence. The Company will, and will cause each of the Subsidiary Guarantors to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises, except to the extent permitted under paragraphs 7D; provided that nothing in this paragraph shall prevent the abandonment, the failure to preserve, renew or maintain in full force in effect or the termination of the existence of any Subsidiary, or the rights, licenses, permits or franchises of any Subsidiary or the Company if such abandonment, failure or termination would not reasonably be expected to have a Material Adverse Effect.

6H.    Maintenance of Property. The Company covenants that it will, and will cause each of its Subsidiaries to, at all times maintain and preserve all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6I.    Payment of Obligations. The Company covenants that it will, and will cause each of its Subsidiaries to, pay or discharge at or prior to maturity or before they become delinquent all of its respective taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property provided, however, that neither the Company nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such obligation (a) so long as the validity or amount thereof shall be subject to a Good Faith Contest or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6J.    Books and Records. The Company covenants that it will, and will cause each of its Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

6K.    Environmental Laws. The Company covenants that it will, and will cause each of its Subsidiaries to, (a) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each such case, to the extent that the failure to so comply, or to ensure compliance or to obtain and maintain would not reasonably, individually, or in the aggregate, be expected to have a Material Adverse Effect and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws except to the extent that the failure to so conduct, complete, remediate, remove or take any other action would not reasonably, individually, or in the aggregate, be expected to have a Material Adverse Effect and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6L.    Additional Subsidiary Guarantors. With respect to any new Material Domestic Subsidiary created or acquired after the Series A Closing Day by the Company or any Subsidiary or with respect to any existing Domestic Subsidiary that becomes a Material Domestic Subsidiary after the Series A Closing Day by virtue of meeting the qualifications set forth in the definition of Material Subsidiary or with respect to any Domestic Subsidiary that becomes a guarantor or borrower in respect of the obligations under the Bank Credit Agreement and related documents, promptly, but in any event within fifteen (15) days after such creation, acquisition or qualification or of becoming such a guarantor or borrower, (i) cause such

Domestic Subsidiary (A) to become a party to the Subsidiary Guaranty by executing and delivering to each holder of Notes a joinder in the form attached to the Subsidiary Guaranty as Annex B and (B) to deliver to each holder of Notes the documents described in Annex 2 to such joinder. The holders of the Notes agree that if the Subsidiary Guarantors shall be released from their obligations under or in respect of the Bank Credit Agreement and so long as no Default or Event of Default then exists, the holders of Notes, upon receipt of a written request of the Company and evidence reasonably satisfactory to the Required Holders of such release in respect of the Bank Credit Agreement, will simultaneously with the release in connection with the Bank Credit Agreement take such actions and execute such documents which are necessary to terminate, release and discharge the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty provided, however, that the holders will have no obligation to release the Subsidiary Guarantors pursuant to this sentence if in connection with the release of the Subsidiary Guarantors from their obligations under or in respect of the Bank Credit Agreement the Company or any of its Subsidiaries pays any consideration to the lenders under the Bank Credit Agreement in consideration of such release unless the holders of Notes are paid equivalent consideration for the release provided for in this sentence.

6M.    Reorganization. Subject to the limitations set forth in paragraph 7G(g), the Company and its Subsidiaries shall be permitted to reorganize the property, assets and Subsidiaries acquired pursuant to any Permitted Acquisition in any manner that it deems necessary, including by Disposing of, or contributing, such assets, property or Subsidiaries to newly created or already existing Subsidiaries of the Company.

6N.    Material Contracts. The Company covenants that it will, and will cause each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract required to be performed or observed by it or any of its Subsidiaries, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

7A.    Financial Condition Covenants.

(a)Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio as at the last day of each fiscal quarter of the Company to exceed 3.75 to 1.00.

Notwithstanding the foregoing, following the delivery of a Material Acquisition Certificate (which Material Acquisition Certificate shall be delivered prior to or concurrently with the compliance certificate referenced in paragraph 6A in respect of the fiscal quarter in which the applicable Material Acquisition occurs), the maximum Consolidated Leverage Ratio shall be increased to 4.00 to 1.00 for the fiscal quarter during which a Material Acquisition occurs and for the first full three fiscal quarters thereafter (each such period, an “Increased Leverage Period”); provided that (i) following the end of any Increased Leverage Period, the Company must demonstrate compliance with the covenant level set forth in the first sentence of this paragraph 7A(a) for at least one full fiscal quarter before it can commence another Increased Leverage Period, and (ii) during each Increased Leverage Period, the interest rate of each outstanding Note shall be increased by an amount equal to 0.25% per annum over the otherwise applicable rate of interest in respect of such Note immediately prior to giving effect to this clause (ii).
(b)Consolidated Interest Coverage Ratio. The Company will not permit the Consolidated Interest Coverage Ratio as at the last day of each fiscal quarter of the Company to be less than 3.00 to 1.00.

7B.    Indebtedness.

7B(1).    General Limitation on Indebtedness. The Company will not, and will not permit any Subsidiary to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except (but subject to paragraphs 7B(2) and 7B(3):

(a)Indebtedness of any Obligor pursuant to any Financing Document;

(b)subject to paragraph 7G(g), Indebtedness of the Company owing to any Subsidiary and of any Subsidiary owing to the Company or any other Subsidiary;

(c)Investments permitted by paragraph 7G;

(d)subject to paragraph 7G(g), Guarantee Obligations by (i) the Company or any Subsidiary of obligations of any Subsidiary, and (ii) any Subsidiary of the obligations of the Company;

(e)Indebtedness outstanding on the Series A Closing Day and listed on Schedule 7B(1)(e) and any refinancings, refundings, renewals or extensions thereof;

(f)Indebtedness arising under any Swap Agreements permitted by paragraph 7J;

(g)Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by paragraph 7C(h) in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered (or filed on EDGAR) pursuant to paragraph 6A (or if not required to be delivered or filed thereunder, filed with the SEC) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(h)Indebtedness of a Person that becomes a Subsidiary after the Series A Closing Day as the result of a Permitted Acquisition; provided that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation of, in contemplation of or in connection with such Person becoming a Subsidiary;

(i)Indebtedness of the Company or any Subsidiary as an account party in respect of documentary trade letters of credit and/or bank guarantees;

(j)Indebtedness of the Company or any Subsidiary secured by mortgages of and/or security interests in any real property or related tangible personal property or incurred in connection with Permitted Sale Leasebacks; provided that the aggregate principal amount of Indebtedness permitted by this clause (j) and, without duplication, the outstanding amount with respect to the aggregate proceeds (whether or not capitalized) received in connection with all Permitted Sale Leasebacks consummated during the term of this Agreement shall not exceed $35,000,000 at any one time outstanding;

(k)(i) Indebtedness in respect of additional standby letter of credit and bank guarantee facilities in an aggregate amount not to exceed $50,000,000; and (ii) Indebtedness in respect of China banker acceptance drafts in an aggregate amount not to exceed $15,000,000;

(l)unsecured Indebtedness pursuant to which the holder of such Indebtedness (or a representative thereof) agrees to enter into the Sharing Agreement and which Indebtedness is subject to the sharing provisions of Section 3 of the Sharing Agreement referred to in clause (a) of the definition thereof (or any similar provisions in any Sharing Agreement executed after the date hereof);

(m)unsecured Indebtedness in an aggregate principal amount that, at the time of, and after giving effect to, the incurrence thereof, would not exceed the sum of $15,000,000 plus 10% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to paragraph 6A (or if not required to be delivered or filed thereunder, filed with the SEC), immediately prior to the date of such incurrence;

(n)additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

(o)Subordinated Indebtedness of the Company or any of its Subsidiaries;

(p)Indebtedness owed in respect of any services covered by cash management agreements and any other Indebtedness in respect of netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or any cash pooling arrangement, and to the extent constituting Indebtedness, obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; and

(q)a bilateral guidance line or other financial accommodation regarding the issuance of letters of credit with Citizens Bank, N.A. and/or an Affiliate thereof, in an original principal amount of up to $5,000,000.

The holders of Notes agree that if at any time any provision of the Bank Credit Agreement corresponding to any of subparagraphs (e), (g), (h), (j), (k), (n) or (q) of this paragraph 7B (or any definition, to the extent used therein) is amended to make such provision less restrictive on the Company and its Subsidiaries than such provision is on the Series A Closing Day, then, so long as no Default or Event of Default shall then exist and be continuing, this Agreement shall be, and shall be deemed to be, automatically amended to make such changes as are required to conform such subparagraphs (or definitions) to the corresponding provisions (or definitions) in the Bank Credit Agreement. Upon the written request of any holder of Notes or the Company, the parties hereto shall promptly enter into a written amendment to formalize such changes.
7B(2).    Limitation on Priority Indebtedness.

The Company will not at any time permit Priority Indebtedness to exceed 25% of Consolidated Total Assets as at the end of the fiscal quarter of the Company most recently ended at such time.
7C.    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to documentation (including with respect to intercreditor arrangements) reasonably acceptable to Required Holder), except:

(a)Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)pledges, deposits, preferences or priority in connection with workers’ compensation, unemployment insurance and other social security or employment legislation;

(d)deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)judgment liens in respect of judgments that do not constitute an Event of Default under clause (viii) of paragraph 8;

(g)Liens in existence on the Series A Closing Day listed on Schedule 7C(g), securing Indebtedness permitted by paragraph 7B(1)(e); provided that no such Lien is spread to cover any additional property after the Series A Closing Day and the amount of Indebtedness secured thereby is not increased;

(h)Liens securing Indebtedness of the Company or any other Subsidiary incurred pursuant to paragraph 7B(l)(g) to finance the acquisition, construction or improvement of fixed or capital assets, and any refinancing or replacement, of such Indebtedness; provided that (i) such Liens initially shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased from the amount outstanding at the time of any refinancing or replacement of such Indebtedness;

(i)(x) any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, and (y) the filing of any Uniform Commercial Code financing statement or similar filing to evidence or perfect the sale or assignment of accounts receivables pursuant to a Permitted Disposition;

(j)Liens securing Indebtedness of the Company or any other Subsidiary incurred pursuant to paragraph 7B(1)(j); provided that no such Lien at any time encumber any property other than the assets so financed by such Indebtedness and the amount of such Indebtedness secured thereunder is not increased;

(k)any Lien existing on any property or asset prior to the acquisition thereof pursuant to a Permitted Acquisition by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition after the Series A Closing Day and prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the

Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(l)Liens secured by Indebtedness of the Company or any other Subsidiary incurred pursuant to paragraph 7B(1)(n);

(m)Liens (i) of a collection bank arising under Section 4-208 of the UCC (or other applicable law) on the items in the course of collection, (ii) in connection with any cash pooling arrangement or in connection with any arrangements described in paragraph 7B(1)(p), and (iii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n)(i) rights of pledge and set-off arising pursuant to the general banking conditions declared applicable to Dutch bank accounts, (ii) statutory and customary rights of pledge, charge and set-off upon deposits of cash in favor of banks or other depository institutions in the UK, (iii) Liens in favor of a banking institution or other depository institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the applicable banking industry, and (iv) Liens (including the right of set-off) in favor of a banking institution or other depository institution encumbering deposits, securities and similar property that (x) are within the general parameters customary in the banking industry and (y) arise under deposit, custodial and similar agreements entered into in the ordinary course of business, provided that such Liens do not at any time secure Indebtedness; and

(o)Liens up to an aggregate amount of $5,000,000 from time to time outstanding, to cash collateralize Indebtedness for reimbursement obligations permitted under paragraph 7B(1)(k) for letters of credit or bank guarantees.

Notwithstanding anything to the contrary in the foregoing, the Company will not, and will not permit any of its Subsidiaries to, grant a Lien to the lenders (or any agent acting on their behalf) under the Bank Credit Agreement or any facility that replaces the Bank Credit Agreement unless the Notes and the obligations under this Agreement and the other Financing Documents are also concurrently equally and ratably secured pursuant to documentation in form and substance reasonably satisfactory to the Required Holders (including, but not limited to, documentation such as security agreements and other necessary or desirable collateral agreements, an intercreditor agreement and a customary opinion of nationally recognized outside counsel) provided that this provision shall not apply to the provision of any cash collateral by the Company or any of its Subsidiaries to or for the benefit of a letter of credit issuer or swingline lender under the Bank Credit Agreement to secure any exposure resulting from one or more of the lenders becoming a Defaulting Lender (as defined in the Bank Credit Agreement) not to exceed such Defaulting Lender’s or Defaulting Lenders’, as the case may be, participating interest or participating interests, which has not or have not been allocated to other lenders, in the letters of credit or the swingline loans outstanding at the time such cash collateral is to be provided.
7D.    Fundamental Changes. The Company will not, and will not permit any Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)any Subsidiary may be merged or consolidated with or into (i) the Company provided that the Company shall be the continuing or surviving corporation or (ii) any Subsidiary Guarantor or any

Wholly-Owned Subsidiary provided that a Subsidiary Guarantor or Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

(b)any Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary;

(c)subject to paragraph 7G(g), any Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Subsidiary; and

(d)any Investment expressly permitted by paragraph 7G may be structured as a merger, consolidation or amalgamation; and

(e)subject to paragraph 7E, the Company or any Subsidiary may make any Disposition of assets.

7E.    Disposition of Property. The Company will not, and will not permit any Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)the Disposition of obsolete or worn out property in the ordinary course of business;

(b)the sale of inventory in the ordinary course of business;

(c)Dispositions permitted by paragraph 7D(c) or paragraph 7I;

(d)subject to paragraphs 7D and 7G, the sale or issuance of any Subsidiary’s Capital Stock to the Company or any Subsidiary;

(e)Dispositions of Cash Equivalents; and

(f)the Disposition of other property for fair value; provided that the aggregate consideration for all Dispositions made in reliance on this clause (f) shall not exceed 10% of the Consolidated Total Assets (determined at the time of each such Disposition on a pro forma basis as of the most recently completed fiscal year) for all transactions consummated after the Series A Closing Day.

7F.    Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)subject to paragraph 7G(g), any Subsidiary may make Restricted Payments to the Company or any other Subsidiary and any non-Wholly-Owned Subsidiary may make Restricted Payments, pro rata, to any other Person owning such Subsidiary;

(b)[reserved;]

(c)so long as no Default or Event of Default shall have occurred and be continuing, the Company may pay dividends and repurchase its Capital Stock or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Capital Stock; provided that at the time of the payment of such dividends or the making of such repurchase, and after giving effect thereto, the Company’s Consolidated Leverage Ratio for the most recent Reference Period ended prior to the date of such payment of dividends or the making of such repurchase and calculated as if such payment of dividends or making of such repurchase had occurred on the first day of such Reference Period, shall be equal to or less than the maximum permitted Consolidated Leverage Ratio then in effect under paragraph 7A(a); and

(d)the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries.

7G.    Investments. The Company will not, and will not permit any Subsidiary to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)Investments in Cash Equivalents;

(c)Indebtedness and Guarantee Obligations permitted by paragraph 7B;

(d)subject to paragraph 7G(g), Investments by the Company and any of its Subsidiaries in any Subsidiary;

(e)Investments by the Company and/or any Subsidiary in existence on the Series A Closing Day listed on Schedule 7G(e); provided that the aggregate amount of all such Investments is not increased at any time above the amount of such Investment existing on the Series A Closing Day;

(f)loans and advances to employees of the Company or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses);

(g)Investments by the Company or any Subsidiary to, on behalf of, or in any way related to claims or litigation involving, or arising out of, the Discontinued Operations (including all settlement and judgment payments and legal costs and expenses, but excluding the legal costs and expenses of the Company and its Subsidiaries (other than the Discontinued Operations) expended in defending such persons from liability related to, or arising out of, the Discontinued Operations), whether made directly or indirectly by the Company or any of its other Subsidiaries, in an amount not to exceed $5,500,000 during the term of this Agreement;

(h)Investments constituting Permitted Acquisitions;

(i)subject to paragraph 7G(g), intercompany Investments by any Subsidiary in the Company or any Person that, prior to such investment, is a Subsidiary of the Company; and

(j)Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed, during any fiscal year of the Company, an amount equal to the greater of (x) $5,000,000 or (y) the amount permitted pursuant to Section 7.7(j) of the Bank Credit Agreement (or other comparable provision in the Bank Credit Agreement), but in no event more than $25,000,000.

7H.    Transactions with Affiliates. Except as permitted by paragraph 7G(g) and paragraph 7N, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of the Company or any Subsidiary (other than the Company or any Subsidiary Guarantor or pursuant to any transaction that is otherwise permitted pursuant to this Agreement or is otherwise listed on Schedule 7H) unless such transaction is (a) in the ordinary course of business of the Company or such Subsidiary, as the case may be, and (b) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7I.    Sales and Leasebacks. The Company will not, and will not permit any Subsidiary to, enter into any Sale Leasebacks, other than Permitted Sale Leasebacks.

7J.    Swap Agreements. The Company will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

7K.    Changes in Fiscal Periods. The Company will not permit the fiscal year of the Company to end on a day other than the Saturday nearest December 31 or change the Company’s method of determining fiscal quarters.

7L.    Clauses Restricting Subsidiary Distributions. The Company will not, and will not permit any Subsidiary to, enter into with, or suffer to exist or become effective on behalf of, any Person other than (a) a Bank Lender or an Affiliate of a Bank Lender and (b) the holder of any Indebtedness permitted under paragraphs 7B(1)(a), (d)(ii), (d)(iii), (e), (g), (h), (j), (k), (l), (m), (n) or (o) any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to: (i) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (ii) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (iii) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Financing Documents, (B) any restrictions existing under the Bank Credit Agreement, (C) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (D) any restrictions with respect to a Subsidiary acquired by the Company or any of its Subsidiaries imposed by any agreement existing prior to the acquisition thereof; provided that such agreement is not entered into in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, and (E) any restrictions contained in the certificate of incorporation or other organizational documents of any Subsidiary which is not a Wholly Owned Subsidiary.

7M.    Lines of Business. The Company will not, and will not permit any Subsidiary to, enter into any material business, either directly or through any Subsidiary, except for those businesses of the same general type in which the Company and its Subsidiaries, taken as a whole, are engaged on the Series A Closing Day or that are reasonably incidental or related thereto.

7N.    Discontinued Operations. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, the Company will not permit the Discontinued Operations to conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to (a) the prosecution or defense in litigation or otherwise of claims asserted against the Discontinued Operations arising out of retained liabilities, the conduct of activities required in compliance with applicable law or in adjudication or administration of claims (whether by court order or negotiated settlement or otherwise), the maintenance of its corporate existence and financial record-keeping, or the engagement of personnel, counsel or third parties to conduct such activities on its behalf, and (b) the winding-up, dissolution, liquidation or other similar actions relating to the Discontinued Operations.

7O.    Terrorism Sanctions Regulations. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

7P.    Additional Covenants. If at any time any Obligor shall enter into, be a party to or otherwise be bound by the provisions of the Bank Credit Agreement or enters into or modifies any Material Indebtedness Agreement that refinances, restates or replaces (including after the repayment in full of the Bank Credit Agreement) at any time, or extends the Bank Credit Agreement (in each case, a “Most Favored Lender Agreement”) and such Most Favored Lender Agreement contains negative covenants (or any affirmative covenants that pertain to any matter governed by this paragraph 7 or any events of default or other type of restriction that would have the practical effect of any negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that either are not provided for in this Agreement, or are more favorable to the lenders or other creditors thereunder or are more onerous to the Obligors than the covenants or events of default provided for in this Agreement, then (a) the Company shall provide prompt written notice of such fact to each holder of Notes and (b) this Agreement shall be, and shall be deemed to be, automatically amended to include such covenants or events of default (with such modifications thereof as would be necessary to give the holders of Notes substantially the same benefits and protections afforded the lenders or other creditors under such Most Favored Lender Agreement). The Company agrees, upon written request therefor delivered by the Required Holders, promptly (and in any event within thirty (30) days of such request) to enter into one or more written amendments of this Agreement to evidence the inclusion herein of such covenants and provisions (as such covenants or other provisions may be amended from time to time in accordance with paragraph 12C, the “Most Favored Covenants”) (with such modifications thereof as may be necessary to give the holders of Notes substantially the same benefits and protections afforded the lenders or other creditors under such Most Favored Lender Agreement) to the extent required by the Required Holders in their sole and absolute discretion.

7Q.    Amendments of Organization Documents. The Company will not and will not permit any Subsidiary to amend any of its Organizational Documents which amendment would be materially adverse to the holders of Notes.

8.    EVENTS OF DEFAULT.

8A.    Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii)the Company defaults in the payment of any interest on any Note for more than five days after the date due; or

(iii)the Company or any Subsidiary shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Notes) on the scheduled due date with respect thereto (beyond any applicable grace period, if any provided in the instrument or agreement under which such Material Indebtedness was created); or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition (if not cured or waived) is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due (or to be repurchased by the Company or any Subsidiary) prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; or

(iv)any representation or warranty made by the Company or any Subsidiary in any Financing Document or by the Company or any Subsidiary in any writing furnished in connection with or pursuant to the Financing Documents shall be false in any material respect on the date as of which made; or

(v)the Company fails to perform or observe (i) any agreement contained in the last sentence of paragraph 6A, in paragraph 6G (with respect to the Company only) or paragraph 7, or (ii) any Most Favored Covenant incorporated into this Agreement pursuant to paragraph 7P (beyond any grace and cure period associated with the covenant in the original document); or

(vi)the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vii)(a) the Company or any Material Subsidiary shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any Material Subsidiary shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against the Company or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (a) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed or undischarged for a period of 60 days; (c) there shall be commenced against any of the Company or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (d) the Company or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in sub-clause (a), (b) or (c) above; or (e) the Company or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(viii)one or more final judgments in an aggregate amount in excess of $10,000,000 (which has not been paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) is rendered against the Company or any Subsidiary and, within 30 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(ix)(i) the Company or any of its Subsidiaries shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Holders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any of the Company or any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Holders is likely to, incur any liability in connection with a withdrawal from or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(x)any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Person obligated thereunder not to be, a legal, valid and binding obligation of such Person; or

(xi)a Change of Control shall occur;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 8A, any holder of any Note affected by such Event of Default may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in subclauses (a) and (b) of clause (vii) of this paragraph 8A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default (including any event described in clause (a), above), the Required Holder(s) of the Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.
8B.    Rescission of Acceleration. At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 8A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 12C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

8C.    Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 8A or any such declaration shall be rescinded and annulled pursuant to paragraph 8B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

8D.    Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

9.REPRESENTATIONS, COVENANTS AND WARRANTIES.

The Company represents, covenants and warrants as follows:
9A.    Organization. Each of the Company, each other Obligor and each other Material Subsidiary is duly organized, validly existing and in good standing (or the equivalent of such standing, if any, under the laws of any jurisdiction outside of the United States) under the jurisdiction of its organization, (b) each Subsidiary (other than an Obligor and each Material Subsidiary) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (c) the Company and each Subsidiary has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (d) the Company and each Subsidiary is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in the case of clause (b), (c) or (d) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

9B.    Organization and Ownership of Shares of Subsidiaries.

(a)Schedule 9B contains (except as noted therein) complete and correct lists of (i) as of the Series A Closing Day the Company’s Subsidiaries and (ii) as of the relevant Closing Day, each Subsidiary Guarantor and Material Subsidiary, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

(b)All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 9B as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 9B).

9C.    Authorization. The Financing Documents have been duly authorized by all necessary action on the part of the Obligors party thereto, and each Financing Document constitutes a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms (and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms), except, in each case, as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9D.    Financial Statements. The Company has furnished each Purchaser of Notes and any Accepted Notes with the following financial statements: the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2015, December 31, 2016 and December 31, 2017, and the related consolidated statements of income, cash flows and shareholders equity for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP. Such financial statements (including any related schedules and/or notes) fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries at such dates and the consolidated results of operations and the consolidated cash flows for the respective fiscal years then ended and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). There has been no material adverse change in the business, property or assets, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished. The Company and its Subsidiaries do not have any material liabilities that are not disclosed in the financial statements described above or in the documents described in paragraph 9R.

9E.    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which would reasonably be expected to result in any Material Adverse Effect.

9F.    Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 7B. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto which would reasonably be expected to have a Material Adverse Effect.

9G.    Compliance with Laws; Court Orders. Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

9H.    Foreign Assets Control Regulations, Etc.

(a)Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)No part of the proceeds from the sale of the Notes hereunder:

(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)The Company has established policies and procedures designed to promote and achieve compliance by the Company, each of the Subsidiaries of the Company and each of their or the Company’s respective Controlled Affiliates with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

9I.    Title to Properties. The Company has and each of its Subsidiaries has title in fee simple to its respective real properties (other than properties which it leases) and good title to, a valid leasehold interest in or a valid license to use all of its other respective properties, except for such defects in title that would not reasonably be expected to result in a Material Adverse Effect and such properties are subject to no Lien of any kind except Liens permitted by paragraph 7C.

9J.    Licenses, Permits, Etc.

(a)The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, except to the extent any failure to own or possess would not reasonably be expected to result in a Material Adverse Effect.

(b)To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, expect to the extent as would not reasonably be expected to result in a Material Adverse Effect.

(c)To the best knowledge of the Company, there is no material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except to the extent as would not reasonably be expected to result in a Material Adverse Effect.

9K.    Taxes. The Company has and each of its Subsidiaries has filed or caused to be filed all foreign, federal, state and other income tax returns which, to the best knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except (a) such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, or (b) where the failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

9L.    Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other organizational restriction which materially and adversely affects the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of the Financing Documents, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions of the Financing Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Material Subsidiary pursuant to any material Requirement of Law or material Contractual Obligation.

9M.    Offering of Notes. Neither the Company nor any Subsidiary nor any agent acting on any of their behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or ‘any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would reasonably be expected to subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

9N.    Use of Proceeds. The proceeds of the Series A Notes will be used for general corporate purposes. The proceeds of each other Series of Notes will be used as set forth in the Request For Purchase with respect to such Series. No part of the proceeds of any Notes, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System or (b)

for any purpose that violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

9O.    ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred which would result in a Lien in favor of the PBGC or a Plan, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual Valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 10B as to the source of funds to be used by it to purchase any Notes.

9P.    Governmental Consent. No authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) is required by the Company or its Subsidiaries in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions of any of the Financing Documents.

9Q.    Environmental Compliance. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times within the last five years and in all respects with all applicable foreign, federal, state, and local statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

9R.    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contained as of the date of such Agreement, document, statement or certificate any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein and therein not materially misleading in light of the circumstances under which such statements were made. There is no fact known to the Company or any of the Obligors that would reasonably be expected to result in a Material Adverse Effect that has not been disclosed herein or in any other document, certificate or statement furnished to Prudential and the Purchasers in connection herewith. Any financial projections delivered to Prudential or any Purchaser by or on behalf of the Company are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made; it being recognized by Prudential and the Purchasers that such financial information as it relates to future events is not to be viewed as fact and that the actual results during the period or periods covered by such financial information may differ from projected results set forth therein by a material amount and may not be achieved.

9S.    Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

9T.    Investment Company Act. Neither the Company nor any other Obligor is an “investment company” as defined under the Investment Company Act of 1940, as amended.

9U.    Solvency. The Company and its Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

10.    REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser severally represents as follows:
10A.    Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

10B.    Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(l) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)the Source is a governmental plan; or

(vii)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 10B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in. Section 3 of ERISA.
11.DEFINITIONS; ACCOUNTING. For the purpose of this Agreement, the terms defined in paragraphs 11A and 11B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 11C.

11A.    Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 5B or has become or is declared to be immediately due and payable pursuant to paragraph 8A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.
“Implied British Pound Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page O#GBBMK” on the Reuters Screen (or such other display as may replace “Page O#GBBMK” on the Reuters Screen) for actively traded benchmark gilt-edged securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported shall not be ascertainable, the average of the yields for such securities as determined by Recognized British Government Bond Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively benchmark traded gilt-edged securities with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark gilt-edged securities with the maturity closest to and less than the Remaining Average Life of such Called Principal.
“Implied Dollar Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the Treasury Yield Monitor page of Standard & Poor’s MMS - Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS - Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.
“Implied Euro Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page O#DEBMK” on the Reuters Screen (or such other display as may replace “Page O#DEBMK” on the Reuters Screen) for the actively traded benchmark German Bunds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported shall not be ascertainable, the average of the yields for such securities as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded benchmark German Bunds with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark German Bunds with the maturity closest to and less than the Remaining Average Life of such Called Principal. Note: for Euro denominated notes the Yield-Maintenance Amount may be calculated using any Euro Zone country’s government bonds.
“Recognized British Government Bond Market Makers” shall mean two internally recognized dealers of gilt edged securities reasonably selected by Prudential.
“Recognized German Bund Market Makers” shall mean two internationally recognized dealers of German Bunds reasonably selected by Prudential.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note denominated in (i) Dollars, 50 basis points plus the Implied Dollar Yield, (ii) Euros, 50 basis points plus the Implied Euro Yield, (iii) British Pounds, 50 basis points plus the Implied British Pound Yield and (iv) with respect to any other Available Currency, the Reinvestment Yield with respect to such Notes as set forth in the applicable Confirmation of Acceptance. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.
“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 5B or has become or is declared to be immediately due and payable pursuant to paragraph 8A, as the context requires.
“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal, provided that the Yield-Maintenance Amount may in no event be less than zero.
11B.    Other Terms.

“Acceptance” shall have the meaning specified in paragraph 2B(5).
“Acceptance Day” shall have the meaning specified in paragraph 2B(5).
“Accepted Note” shall have the meaning specified in paragraph 2B(5).
“Acceptance Window” shall have the meaning specified in paragraph 2B(4).
“Affiliate” as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Multi-Currency Note Purchase and Private Shelf Agreement, as amended, restated or otherwise modified or supplemented from time to time.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its treasurer, its chief accounting officer or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or any other officer which has been delegated the authority to act by the Board of Directors of Prudential. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.
“Available Currencies” shall mean Dollars, Euros and each other currency requested pursuant to a Request for Purchase and accepted pursuant to the Confirmation of Acceptance with respect thereto.
“Available Facility Amount” shall have the meaning specified in paragraph 2B(1).
“Bank Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of March 1, 2017, among the Company, certain of its Foreign Subsidiaries, as borrowers, Citizens Bank, N.A., as administrative agent, Citizens Bank, N.A., as multicurrency administrative agent, and the lenders party thereto, as amended, supplemented, replaced or restated from time to time.
“Bank Lender” shall mean any bank or other financial institution party to the Bank Credit Agreement as a “Lender.”
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” shall mean (i) other than as provided in clauses (ii) and (iii) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Boston, MA are authorized or required to be closed, (ii) for purposes of paragraph 2B(3) only, any day which is both a New York Business Day and a day on which Prudential is open for business and (iii) for purposes of paragraph 11A only, (a) if with respect to Notes denominated in Dollars, a New York Business Day, (b) if with respect to Notes denominated in Euros, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in Frankfurt and Brussels, (c) if with respect to Notes denominated in British Pounds, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in London, and (d) with respect to any other Available Currency, “Business Day” as set forth in the applicable Confirmation of Acceptance.
“Cancellation Date” shall have the meaning specified in paragraph 2B(7)(c).
“Cancellation Fee” shall have the meaning specified in paragraph 2B(7)(c).
“Capital Expenditures” for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition, construction or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Lease Obligations” as to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents” (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of eighteen months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof or by any financial institution organized in any foreign country recognized by the United States, in each case, having combined capital and surplus of not less than $500,000,000 (or the U.S. Dollar Equivalent thereof); (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) are rated A by S&P and A-2 by Moody’s and (ii) have portfolio assets of at least $5,000,000,000.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act), of Capital Stock representing 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated, appointed or approved by the board of directors of the Company nor (ii) nominated, appointed or approved by directors so nominated, nor (iii) nominated, appointed or approved by the Persons described in (b)(i), (ii) or (iii) of this definition (in each case, such nomination, appointment or approval by specific vote or by approval of the Company’s proxy statement).
“Closing” shall have the meaning specified in paragraph 3A.
“Closing Day” shall mean, (a) with respect to the Series A Notes, the Series A Closing Date, and (b) with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance with respect to such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 3C, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(7)(b), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.
“Company” shall have the meaning specified in the introductory paragraph hereof.
“Confidential Information” is defined in paragraph 12V.
“Confirmation of Acceptance” shall have the meaning specified in paragraph 2B(5).
“Confirmation of Subsidiary Guaranty” shall have the meaning provided in paragraph 4B(l).
“Consolidated EBITDA” shall mean, for any period; Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) non-cash charges and expenses, not described in (f) immediately following, whether or not extraordinary and/or non-recurring (excluding any such charges or expenses that represent an accrual or reserve for a cash expenditure for a future period),

(f) non-cash charges on account of any settlements or curtailments in connection with any defined benefit plan, provided that, at any time the Company is required to increase its contribution to any defined benefit plan in connection with or on account of such settlements or curtailments, to the extent such payment did not reduce Consolidated Net Income, Consolidated Net Income will be reduced by such payments up to the amount that has previously been added under this clause (f) in the fiscal quarter paid, (g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back in such period to Consolidated Net Income), (h) non-recurring cash restructuring charges in an aggregate amount of up to $1,000,000 during any fiscal year and (i) restructuring charges resulting from or on account of any Permitted Acquisition and the closure or consolidation of any business lines or facilities up to an amount reasonably acceptable to the Required Holders, provided that the Company has demonstrated to the reasonable satisfaction of the Required Holders that such Permitted Acquisition and such closure or consolidation will result in a measurable increase to Consolidated Net Income after giving effect thereto minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any non-cash gains, whether or not extraordinary and/or non-recurring, (excluding, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, any non-cash gain derived from the reversal of an accrual or reserve taken in any prior period), or gains on the sales of assets outside of the ordinary course of business, (c) income tax credits (to the extent not netted from income tax expense) and (d) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary added (and not deducted in such period to Consolidated Net Income). For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Pro Formable Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Pro Formable Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Pro Formable Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Pro Formable Acquisition occurred on the first day of such Reference Period. As used in this definition, “Pro Formable Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries and “Pro Formable Disposition” means any Disposition of property outside of the ordinary course of business or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Reference Period to (b) Consolidated Interest Expense for such Reference Period.
“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt minus Permitted Unrestricted Cash as of the last day of the relevant Reference Period to (b) Consolidated EBITDA for the Reference Period then ended.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries.
“Consolidated Tangible Assets” means, with respect to any Person, the total assets of such Person and its consolidated Subsidiaries less their consolidated Intangible Assets. For purposes of this definition, “Intangible Assets” means, with respect to any Person, the amount of (i) all write-ups in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks and servicemarks of such Person and its consolidated Subsidiaries.
“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness (other than any Indebtedness described in clauses (f) (to the extent paid on a current basis only), (h) and (i) of the definition thereof) of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, (i) to the extent the PAAL Lease is treated, for United States GAAP accounting purposes (as in effect on the Effective Date), as a capital lease), the PAAL Lease Obligations will be excluded from Indebtedness in such calculation up to an aggregate amount of €4,000,000, and (ii) to the extent the Syntron Leases are treated, for United States GAAP accounting purposes (as in effect on the Effective Date), as a capital lease, the Syntron Lease Obligations will be excluded from Indebtedness in such calculation up to an aggregate amount of $17,000,000.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Delayed Delivery Fee” shall have the meaning specified in paragraph 2B(7)(b).
“Discontinued Operations” shall mean the operations described on Schedule 11B.
“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”and shall mean lawful currency of the United States of America. Each reference in paragraphs 7, 8 and 9 hereof (and in any defined term to the extent used therein) to an amount in Dollars shall include a reference to the U.S. Dollar Equivalent of such amount in other currencies.
“Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.
“EDGAR” the Electronic Data Gathering, Analysis and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.
“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Euros” shall mean the single currency of participating member states of the European Union.
“Event of Default” shall mean any of the events specified in paragraph 8A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Facility” shall have the meaning specified in paragraph 2B(1).
“Financing Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty and the Sharing Agreement.
“Foreign Subsidiary” shall mean any Subsidiary of the Company that is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” shall mean each Foreign Subsidiary of the Company that is a party to the Bank Credit Agreement as a “Foreign Subsidiary Borrower” from time to time.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Good Faith Contest” shall mean appropriate proceedings initiated in good faith for which adequate reserves have been established in accordance with generally accepted accounting principles.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit or bank guarantee) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other payment obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, further, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential and designated (a) in the case of any Accepted Note denominated in Dollars, the date the interest rate for such Note is fixed and (b) in the case of any Accepted Note denominated in any other Available Currency, on the date the Dollar interest rate relevant to the determination of the interest rate on such Note is fixed) most closely matches the duration of such Accepted Note. The price and/or yield of the Hedge Treasury Note(s) will be determined by Prudential by reference to such price and/or yield as reported by TradeWeb Group LLC (or, if such data for any reason ceases to be available through TradeWeb Group LLC, any publicly available source of similar market data), on the date of determination.
“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

“Increased Leverage Period” shall have the meaning specified in paragraph 7A(a).
“Indebtedness” of any Person at any date, means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar arrangements or Chinese bankers acceptance drafts, (g) the liquidation value of all (1) mandatorily redeemable Capital Stock of such Person or (2) all Capital Stock of such Person redeemable at the option of the holder thereof, in whole or in part, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of paragraph 8A(iii) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Information Schedule” means the Information Schedule attached hereto.
“INHAM Exemption” shall have the meaning specified in paragraph 10B(v).
“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investments” shall have the meaning specified in paragraph 7G.
“Issuance Period” shall have the meaning specified in paragraph 2B(2).
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Material Acquisition” means any Permitted Acquisition for total consideration (including any assumed Indebtedness) in excess of $60,000,000.

“Material Acquisition Certificate” means a certificate executed by a Responsible Officer designating an Acquisition as a Material Acquisition for purposes of paragraph 7A(a).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Financing Documents or a material impairment of the rights and remedies of the holders of Notes hereunder or thereunder.
“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more in any year.
“Material Domestic Subsidiary” means each Domestic Subsidiary that is also a Material Subsidiary.
“Material Indebtedness” means, as to the Company or any of its Subsidiaries, any Indebtedness of the Company or such Subsidiary in excess of the aggregate outstanding principal amount of $10,000,000.
“Material Indebtedness Agreement” means any agreement or document governing, evidencing or executed in connection with any Material Indebtedness, as amended, modified or supplemented from time to time.
“Material Subsidiary” means any (a) Foreign Subsidiary Borrower and (b) any other Subsidiary of the Company (i) the Consolidated Tangible Assets of which exceed 10% of the Consolidated Tangible Assets of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year or (ii) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated Subsidiaries for the most recently completed fiscal year; provided that (A) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (B) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 30% of the Consolidated Tangible Assets or 30% of the Net Revenue of the Company and its consolidated Subsidiaries as of the end of and for the most recently completed fiscal year, then one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to Consolidated Tangible Assets), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess. The holders of Notes agree that if the provision in the definition of Material Subsidiary in the Bank Credit Agreement corresponding to clause (b) above is amended to make such provision less restrictive on the Company and its Subsidiaries than such provision is on the Series A Closing Day, then, so long as no Default or Event of Default shall then exist and be continuing, this Agreement shall be, and shall be deemed to be, automatically amended to make such changes as are required to conform such clause (b) to the corresponding provision in the Bank Credit Agreement. Upon the written request of any holder of Notes or the Company, the parties hereto shall promptly enter into a written amendment to formalize such changes.
“Maturity Date” is defined in the first paragraph of each Note.
“Most Favored Lender Agreement” shall have the meaning specified in paragraph 7P.
“Most Favored Covenants” shall have the meaning specified in paragraph 7P.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001 (a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“NAIC Annual Statement” shall have the meaning specified in paragraph 10B(i).
“Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.
“New York Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York are required or authorized to be closed.
“Notes” shall have the meaning specified in paragraph lB.
“Obligors” shall mean the Company and the Subsidiary Guarantors.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and ( c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Overnight Interest Rate” means with respect to an Accepted Note denominated in a currency other than Dollars, the actual rate of interest, if any, received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of the funds intended to be used for the purchase of such Accepted Note, it being understood that reasonable efforts will be made by or on behalf of the Purchaser to make any such deposit in an interest bearing account.
“PAAL Lease” means that certain sale and lease contract dated on or about February 17, 2000, as amended, restated and supplemented from time to time, regarding the production and administrative building in Raiffeneisenstrasse 15-17 in 49124 Georgsmarienhutte and certain sales of equipment related to Equilibrium Finance Limited.
“PAAL Lease Obligations” means all obligations of the Company and its Subsidiaries arising under or in connection with the PAAL Lease.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Permitted Acquisition” means any acquisition, by merger or otherwise, by the Company or any of its Subsidiaries of assets or Capital Stock, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with all Requirements of Law, (b) such acquisition shall result in the issuer of such Capital Stock becoming a Subsidiary and, to the extent required by paragraph 6L, a Subsidiary Guarantor or such acquisition is of the Capital Stock of an entity that is already a Subsidiary, (c) immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing, (d) the Company shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to paragraph 7B), with the covenants set forth in paragraph 7A, as such covenants are recomputed as at the last day of the most recently ended Reference Period under such section as if such acquisition had occurred on the first day of such Reference Period, (e) if such acquisition is a Material Acquisition, (i) the Company’s Consolidated Leverage Ratio for the most recent Reference Period ended prior to the date of such acquisition and calculated to the extent applicable (after giving effect to any proforma adjustment made pursuant to the second sentence of the definition of Consolidated EBITDA) as if such acquisition had occurred on the first day of such Reference Period, shall not exceed 0.25 to 1.00 below the otherwise applicable maximum permitted Consolidated Leverage Ratio (after giving effect to any increase under paragraph 7A(a)); and (ii) the Company shall have demonstrated the holders of Notes (as determined by the Required Holders) compliance with clause (i) above, together with such supporting documentation as the Required Holders may reasonably request, no later than five (5) days prior to the consummation of any such acquisition and the assumption and/or incurrence of any Indebtedness in connection therewith; provided however that such acquisition will be a Permitted Acquisition hereunder if the Company shall have complied with clauses (d) and (e)(i) of the definition of “Permitted Acquisitions” (or other comparable provision) in the Bank Credit Agreement if such provisions are the same or less restrictive than clause (d) and (e)(i) above so long as the Consolidated Leverage Ratio, computed in accordance with clause (e)(i) above, is no greater than the maximum ratio permitted by paragraph 7A(a) at such time, (f) such acquisition is not hostile, (g) such acquisition is of a Person or the assets of such Person which is in the business in which the Company or its Subsidiaries are engaged on the Series A Closing Day which is the industrial processing equipment or services business or businesses reasonably related thereto, and (h) the holders of Notes receive at least 5 days prior written notice of such acquisition and satisfactory evidence demonstrating pro forma compliance with the financial covenants contained in paragraph 7A(a) and (b) at the time of such acquisition after giving effect thereto.
“Permitted Dispositions” shall mean any Dispositions permitted by paragraph 7E.
“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Company or any of its Subsidiaries; provided that any such Sale Leaseback not between the Company and any Subsidiary or any Subsidiary and another Subsidiary is consummated for fair value as determined at the time of consummation in good faith by the Company or any such Subsidiary and, in the case of all such Sale Leasebacks during the term of this Agreement, the aggregate proceeds of which do not exceed an amount equal to the greater of (x) $35,000,000 and (y) the amount permitted pursuant to the Bank Credit Agreement but in no event more than $50,000,000, in each case less, without duplication, the aggregate principal amount of any Indebtedness incurred pursuant to paragraph 7B(l)(j).
“Permitted Unrestricted Cash” means 100% of unrestricted cash and Cash Equivalents of the Company or any of its Subsidiaries on deposit or invested in a country where the Company or any of its Subsidiaries has business operations which the Company or any of its Subsidiaries may withdraw without restriction, up to an aggregate amount of $30,000,000.

“Person” shall mean and include an individual, a limited liability company, a partnership, a joint venture, a corporation, a business trust, a trust, an unincorporated organization and a government or any department or agency thereof or any other entity of whatever nature.
“Plan” shall mean, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.
“Priority Indebtedness” means, without duplication, the sum of (a) all Indebtedness of the Company and its Subsidiaries secured by any Lien with respect to any property owned by the Company or any Subsidiary and (b) all Indebtedness of Subsidiaries (other than Indebtedness owed to the Company or a Subsidiary Guarantor) whose obligations are not subject to sharing pursuant to the terms of the Sharing Agreement.
“Prudential” shall mean PGIM, Inc.
“Prudential Affiliate” shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other Person’s Voting Stock or equivalent voting securities or interests.
“PTE” shall have the meaning specified in paragraph 10B(i).
“Purchaser” or “Purchasers” shall have the meaning specified in the introduction hereto.
“QPAM Exemption” shall have the meaning specified in paragraph 10B(iv).
“Quotation” shall have the meaning provided in paragraph 2B(4).
“Reference Period” shall have the meaning provided in the definition of Consolidated EBITDA.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Request for Purchase” shall have the meaning specified in paragraph 2B(3).
“Required Holder(s)” shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding. In determining the “Required Holders” of all of the Notes at any time, the principal amount of any Note of any Series denominated in a currency other than Dollars shall be deemed to be the U.S. Dollar Equivalent of the principal amount thereof at any time.
“Requirement of Law” means, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescheduled Closing Day” shall have the meaning specified in paragraph 3C.
“Restricted Payments” shall have the meaning specified in paragraph 7F.
“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Company or any of its Subsidiaries (a) Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being Disposed.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Series” shall have the meaning specified in paragraph lB.
“Series A Closing” shall have the meaning specified in paragraph 3A.
“Series A Closing Day” shall have the meaning specified in paragraph 3A.
“Series A Notes” shall have the meaning specified in paragraph 1A.
“Series A Purchasers” shall have the meaning specified in the introduction hereto.
“Sharing Agreement” shall mean, collectively, (a) that certain Sharing Agreement, in the form attached hereto as Exhibit E, dated the date hereof, by and among Citizens Bank, N.A. as Administrative Agent, Citizens Bank, N.A., as Multicurrency Administrative Agent, PGIM, Inc. and the Series A Purchasers, and (b) any other agreement, in form and substance reasonably acceptable to the Required Holders, entered into among the holders of the Notes and the holder of any Material Indebtedness (or such holder’s representative) which contains agreements regarding the sharing of distributions or realizations in any action or proceeding against the Company and/or any of its Subsidiaries, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Shelf Notes” shall have the meaning specified in paragraph 1B.
“Single Employer Plan” shall mean any Plan that is covered by Title IV or ERISA, but that is not a Multiemployer Plan.
“Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.
“Source” shall have the meaning specified in paragraph 10B.
“Spot Rate” shall mean, at any time, with respect to a currency, the rate determined in good faith by the Required Holders as the spot rate for the purchase of such currency with another currency at such time.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subordinated Indebtedness” means Indebtedness of the Company or any of its Subsidiaries (a) that does not require the issuer thereof or any other obligor thereon or any Subsidiary thereof to maintain any specified financial condition or performance (other than as a condition to the taking of certain actions) that is as restrictive or more restrictive than the financial conditions or performance covenants contained herein, (b) which is unsecured, (c) which contains no mandatory prepayments other than customary asset sale and change of control prepayments (the terms of which provide that the obligations of the Company and its Subsidiaries under the Financing Documents shall be paid prior to any such prepayment of such Indebtedness), and (d) which contains subordination provisions reasonably satisfactory to the Required Holders. Subordinated Indebtedness may be issued only if no Default or Event of Default has occurred or will result therefrom.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company and, unless otherwise expressly noted, shall not include the Discontinued Operations.
“Subsidiary Guarantor” shall mean each existing and future direct and indirect Material Domestic Subsidiary of the Company and each other Domestic Subsidiary of the Company from time to time party to the Subsidiary Guaranty as a Subsidiary Guarantor; provided that the Discontinued Operations shall not be a Subsidiary Guarantor.
“Subsidiary Guaranty” shall have the meaning provided in paragraph 4A(1).
“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such Office.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates,

currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.
“Syntron Leases” means that certain Lease Agreement dated June 5, 2014 between Store Capital Acquisitions, LLC, a Delaware limited liability company, and Syntron Material Handling, LLC, a Delaware limited liability company, for the lease of property at 2730 Highway 145 South, Saltillo, Mississippi 38866, and any other lease agreement to which Syntron Material Handling or its subsidiaries is a party at the time it or the applicable subsidiary becomes a Subsidiary of Kadant.
“Syntron Lease Obligations” means all obligations of the Company and its Subsidiaries arising under or in connection with the Syntron Leases.
“Taxes” means all income, stamp, documentary and other taxes and duties, and all other levies, imposts, charges, fees, deductions and withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (except net income taxes and franchise taxes in lieu of net income taxes imposed on any holder of any Note by its jurisdiction of incorporation or the jurisdiction in which its applicable lending office is located).
“Taxing Jurisdiction” is defined in paragraph 12R.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.
“United States” means the United States of America.
“U.S. Dollar Equivalent” (a) for purposes of paragraph 2 of this Agreement, shall have the meaning provided in paragraph 2B(1), and (b) for all other purposes of this Agreement, shall mean, on any day, with respect to any currency, the rate (the “Exchange Rate”) at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 A.M., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Required Holders, or, in the event no such service is selected, such exchange rate shall instead be as determined by the Required Holders at such time on the basis of the Spot Rate for the purchase of Dollars with such currency.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Wholly-Owned Subsidiary” shall mean, at any time, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.
11C.    Accounting Terms; Rounding.

11C(1).    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 7A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 9B, except as otherwise specifically prescribed herein.

11C(2).    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and either the Company or the Required Holders shall so request, the holders of Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to Prudential and the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing or the definition of GAAP, operating and capital leases will be classified and accounted for in accordance with GAAP in effect on the Series A Closing Day.

11C(3).    IAS 39. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company or any Subsidiary to measure any portion of a non-derivative financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 - Fair Value Option, International Accounting Standard 39 - Financial Instruments: Recognition and Measurement or any similar accounting standard), other than to reflect any hedging of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made.

11C(4).    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

11D.    Currency Equivalents.. For purposes of determining compliance under paragraphs 7B, 7C, 7E, 7F, 7G and 7I with respect to any amount denominated in any currency other than Dollars, compliance will be determined at the time of the consummation of any transaction contemplated therein using the U.S. Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement. For purposes of determining compliance under paragraph 7A with respect to any amount denominated in any currency other than Dollars, compliance will be determined by converting any amount denominated in any currency other than Dollars into Dollars using the average of the foreign Exchange Rates quoted on each day on the so-called Bloomberg screen or similar reporting service reasonably determined by Prudential during the most recently ended three month period.

12.MISCELLANEOUS.

12A.    Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) (i) to the account or accounts of such Purchaser specified in (a) the Purchaser Schedule (in the case of the Series A Notes) or (b) such Purchaser’s the Confirmation of Acceptance (in the case of Shelf Notes) with respect to such Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 12A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 12A.

12B.    Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions and the administration of the Financing Documents, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with the Financing Documents, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, such Financing Documents, whether or not such proposed modification shall be effected or proposed consent granted, (ii) the costs and expenses, including reasonable attorneys’ fees, incurred by any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case, and (iii) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO up to $5,000. The obligations of the Company under this paragraph 12B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

12C.    Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Company and the Required Holder(s) of the Notes of each Series except that, (i) subject to the provisions of paragraph 8B, with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 8A or this paragraph 12C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

12D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000 (or its equivalent if denominated in another currency), except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000 (or its equivalent if denominated in another currency). The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that, if the holder of such Note is an original Purchaser or has a minimum net worth of at least $50,000,000, such holder’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

12E.    Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

12F.    Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

12G.    Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

12H.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall. not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

12I.    Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by certified or registered mail with return receipt requested (postage prepaid), recognized nationwide overnight delivery service (with charges prepaid) or by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized nationwide overnight delivery service, and (i) if to Prudential, to the address specified for Prudential in the Information Schedule, (ii) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached to this Agreement (in the case of the Series A Notes) or in the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (iii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iv) if to the Company, addressed to it at the address specified for the Company in the Information Schedule. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and in the case of a telefacsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telefacsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telefacsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

12J.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a New York Business Day shall be made on the next succeeding New York Business Day. If the date for any payment is extended to the next succeeding New York Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such New York Business Day (other than with respect to any payment on the maturity date of such Note, in which case interest shall be included).

12K.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12L.    Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12M.    Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

12N.    Governing Law; Consent to Jurisdiction, etc.. (a) IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.

(b)    THE COMPANY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FINANCING DOCUMENTS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS PARAGRAPH 12N(b) SHALL LIMIT ANY RIGHT THAT PRUDENTIAL OR ANY HOLDER OF A NOTE MAY HAVE TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY APPROPRIATE JURISDICTION OR TO ENFORCE IN ANY LAWFUL MANNER A JUDGMENT OBTAINED IN ONE JURISDICTION IN ANY OTHER JURISDICTION.

12O.    Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF.

12P.    Limitation of Liability. NEITHER PRUDENTIAL NOR ANY HOLDER OF NOTES SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR

CONSEQUENTIAL DAMAGES SUFFERED BY THE COMPANY IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

12Q.    Payment Currency. All payments on account of the Notes (including principal, interest and Yield-Maintenance Amounts) shall be made in the currency in which such Notes are denominated. The obligation of the Company to make payment on account of any Notes in the applicable denominated currency shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable denominated currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated. The obligation of the Company to make payment in the applicable denominated currency as required by the first sentence of this paragraph shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency, of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Notes or this Agreement, as the case may be.

12R.    Payments Free and Clear of Taxes. Subject to the further limitations in this paragraph 12R, all payments whatsoever under this Agreement and the Notes will be made by or on behalf of the Company free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law. Notwithstanding, and without duplication of the foregoing, if any Taxes are required to be withheld from any amounts payable to a holder of any Notes in respect of the Notes or this Agreement, the Company shall withhold and pay (or cause to be withheld and paid) such Taxes and the amounts so payable to such holder shall be increased to the extent necessary to yield such holder (after payment of all Taxes) interest on any such amounts payable hereunder or under the Notes at the rates or in the amounts specified in this Agreement and the Notes provided that no payment to holders of Notes of any additional amounts shall be required to be made for or on account of:

(a)any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the Series A Closing Day, (i) opening an office in, moving an office to or reincorporating in the Taxing Jurisdiction imposing the relevant Tax or (ii) making payment in respect of the Notes or on account of this Agreement from any jurisdiction other than the United States;

(b)any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the Company or the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c)any combination of clauses (a) and (b) above;

and provided further that (i) in no event shall the Company be obligated to pay such additional amounts to any holder of a Note not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the applicable Closing Date in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction and (ii) in no event shall the Company be obligated to pay such additional amounts to any holder of a Note, unless such Tax results from the Company, after the Series A Closing Day, (x) opening an office in, moving an office to or reincorporating in the Taxing Jurisdiction imposing the relevant Tax or (y) making payment in respect of the Notes or on account of this Agreement from any jurisdiction other than the United States.
By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this paragraph 12R shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.
Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to each holder of the Notes, a certified copy of an original official receipt received by the Company (or other reasonably satisfactory evidence of payment) showing payment thereof. If the Company fails to pay any Taxes, that it is obligated to pay, when due to the appropriate taxing authority or fails to remit to each holder of the Notes the required receipts or other required documentary evidence, the Company shall indemnify each holder of the Notes for any Taxes (including interest or penalties) that may become payable by such holder as a result of any such failure.

The obligations of the Company under this paragraph 12R shall survive the payment and performance of the Notes and the termination of this Agreement.
12S.    Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

12T.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12U.    Binding Agreement. When this Agreement is executed and delivered by the Company, Prudential and the Series A Purchasers, it shall become a binding agreement among the Company, Prudential and the Series A Purchasers. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

12V.    Confidential Information. For the purposes of this paragraph 12V, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under paragraph 6A that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 12V, (iii) any. other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 12V), (v) any federal or state regulatory authority having jurisdiction over such Purchaser, (vi) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 12V as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 12V. Without limitation of the foregoing, each Holder and any Transferee agrees that it will not trade any securities (other than the Notes) of the Company based on any material non-public information it receives in connection with this Agreement and the Notes.

[Balance of Page Intentionally Left Blank]

Very truly yours,

KADANT INC.

By:    /s/ Daniel J. Walsh
Name:    Daniel J. Walsh
Title:    Treasurer

The foregoing Agreement is
hereby accepted as of the
date first above written.

PGIM, INC.
By:    /s/ Engin Okaya
Name:    Engin Okaya
Title:    Vice President

The Prudential Insurance Company of America

By:    /s/ Engin Okaya
Name:    Engin Okaya
Title:    Vice President

HIGHMARK INC.

By:    Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:    Prudential Private Placement Investors, Inc. (as General Partner)

By:    /s/ Engin Okaya
Name:    Engin Okaya
Title:    Vice President

[Signature page to Multi-Currency Note Purchase and Private Shelf Agreement]

INFORMATION SCHEDULE

Information Relating to the Company and Prudential

Company:

Address/Contact Information:

Kadant Inc.
One Technology Park Drive
Westford, MA 01886
Attention: Chief Financial Officer, Treasurer and General Counsel
Fax: 978-635-1593
Tel: 978-776- 2017

Prudential:

Address/Contact Information:

PGIM, Inc.
c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Floor
New York, NY 10036
Attention: Managing Director
Fax: 212-626-2077
Tel: 212-626-2060

Information Schedule -

PURCHASER SCHEDULE
Information as to Purchasers

Purchaser Schedule - 2

SCHEDULE 3
Wiring Instructions

SCHEDULE 7B(1)(e)
Existing Indebtedness

SCHEDULE 7C(g)
Existing Liens

SCHEDULE 7G(e)
Existing Investments

SCHEDULE 7H
Transactions with Affiliates

SCHEDULE 9B
Subsidiaries

SCHEDULE 11B
Discontinued Operations

Exhibit A-1
[Form of Series A Note]
KADANT INC.
4.90% Senior Note Due December 14, 2028
No. RA-[_____] [Date]

$[_______] PPN: 48282T A*5

For Value Received, the undersigned, Kadant Inc., a Delaware corporation (herein called the “Company”), hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on December 14, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 4.90% per annum, which interest rate is subject to adjustment in accordance with paragraph 7A(a) of the Note Purchase Agreement (as defined below), from the date hereof, payable semiannually, on the 14th day of June and December in each year, commencing with the June 14 or December 14 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Yield Maintenance Amount, at a rate per annum from time to time equal to the greater of (i) 6.90%, which interest rate is subject to adjustment in accordance with paragraph 7A(a) of the Note Purchase Agreement, or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Yield Maintenance Amount with respect to this Note are to be made in lawful money of the United States of America in New York, New York at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated December 14, 2018 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in paragraph 12V of the Note Purchase Agreement and (ii) made the representation set forth in paragraph 10B of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

KADANT INC.

By: __________________________________
Name:
Title:

Exhibit A-2
[Form of Shelf Note]
KADANT INC.
SERIES ____ SENIOR NOTE
NO. ____
CURRENCY:
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
FOR VALUE RECEIVED, the undersigned, Kadant Inc., a Delaware corporation (herein called the “Company”), hereby promises to pay to ___________________________, or registered assigns, the principal sum of ____________________ [CURRENCY] ([________]) [on the final maturity date specified above] [, payable on the principal prepayment dates and in the amounts specified above, and on the final maturity date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year and actual days elapsed) (a) on the unpaid balance thereof at the interest rate per annum specified above, which interest rate is subject to adjustment in accordance with paragraph 7A(a) of the Note Purchase Agreement (as defined below), payable on each interest payment date specified above and on the final maturity date specified above, commencing with the interest payment date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of interest and any overdue payment of any Yield Maintenance Amount (as defined in the Note Purchase Agreement referred to below) and, without duplication of clause (a) hereof, during the continuance of an Event of Default, on such unpaid principal balance, payable on each interest payment date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) two percent (2%) over the interest rate specified above or (ii) two percent (2%) over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate with respect to [Currency].
Payments of principal of, interest on and any Yield Maintenance Amount with respect to this Note are to be made in lawful money of [Currency Jurisdiction] at the address as provided in paragraph 12 of the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain Multi-Currency Note Purchase and Private Shelf Agreement, dated as of December 14, 2018 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, PGIM, Inc. and the respective Purchasers (as defined therein) named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) made the representation set forth in paragraphs 10A and 10B of the Note Purchase Agreement and (ii) agreed to be bound by the provisions of the Note Purchase Agreement which are expressly applicable to a holder of Notes (and for the avoidance of doubt it is agreed and understood that no holder of this Note shall be bound by or have any obligation under paragraph

2 of the Note Purchase Agreement (other than, if such holder is a Purchaser, paragraph 2B(5) and paragraph 2B(7) thereof)).
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal on the dates and in the amounts specified above in this Note. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield Maintenance Amount) and with the effect provided in the Note Purchase Agreement.
THIS NOTE AND THE NOTE PURCHASE AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
KADANT INC.
By:__________________________________
Name:
Title:

Exhibit B
Form of Request for Purchase
KADANT INC.
Reference is made to the Multi-Currency Note Purchase and Private Shelf Agreement (as amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”), dated as of December 14, 2018, by and among Kadant Inc., a Delaware corporation (together with its successors and assigns, the “Company”), PGIM, Inc., the Series A Purchasers and each Purchaser (as defined therein) party thereto. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Note Purchase Agreement.
Pursuant to paragraph 2B(3) of the Note Purchase Agreement, the Company hereby makes the following Request for Purchase:

1.    Requested Available Currency:        __________________________________
2.    Aggregate principal amount of the
Notes covered hereby (the "Notes") __________________________________

3.    Individual specifications of the Notes1:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amount	Interest Payment Period	Reinvestment Yield

4.	Use of proceeds of the Notes:

5.	Proposed day for the closing of the purchase and sale of the Notes:

6.	The purchase price of the Notes is to be transferred to

Name, Address and ABA Routing Number of Bank	Number of Account

7.
The Company certifies (a) that the representations and warranties contained in paragraph 9 of the Note Purchase Agreement are true on and as of the date of this Request for Purchase except to the extent (i) expressly set forth herein and detailed in annexes attached hereto, and (ii) of changes caused by the transactions contemplated in the Note Purchase Agreement, (b) the proceeds of such Notes will not be used for the purpose of financing a Hostile Tender Offer and (c) that there exists on the date of this Request for Purchase no Event of Default or Default.

Dated: __________________________, ________
KADANT INC.
By: ____________________________________
Authorized Officer

Exhibit C
Form of Confirmation of Acceptance
KADANT INC.
Reference is made to the Multi-Currency Note Purchase and Private Shelf Agreement (the “Note Purchase Agreement”), dated as of December 14, 2018, by and among Kadant Inc., a Delaware corporation (together with its successors and assigns, the “Company”), PGIM, Inc. and each Purchaser (as defined therein) party thereto. All terms used herein that are defined, in the Note Purchase Agreement have the respective meanings specified in the Note Purchase Agreement.
Each Person which is named below as a Purchaser of Notes (i) hereby confirms the representations as to such Notes set forth in paragraph 10 of the Note Purchase Agreement and agrees to be bound by the provisions of the Note Purchase Agreement which are expressly applicable to a Purchaser (and for the avoidance of doubt it is agreed and understood that no Purchaser shall be bound by or have any obligation under paragraph 2 of the Note Purchase Agreement (other than paragraph 2B(5) and paragraph 2B(7) thereof)) and (ii) agrees to execute and deliver a Creditor Joinder Agreement (as defined in the Sharing Agreement), a completed copy of which is attached hereto, pursuant to which such Purchaser becomes bound to the Sharing Agreement.
Pursuant to paragraph 2B(5) of the Note Purchase Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:
I.    Accepted Notes

1.	Requested Available Currency: ___________________

2.	Aggregate principal amount: ___________________

3.	Reinvestment Investment Yield ___________________

4.	Business Day ___________________

5.	U.S. Dollar Equivalent $___________________

(A)	(a) Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate (fixed rate only):
(f)    Interest payment period:
(g)    Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a) Name of Purchaser
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate (fixed rate only):
(f)    Interest payment period:
(g)    Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D) same information as above.]
II.    Closing Day:
KADANT INC.
By: _____________________________________
Authorized Officer
PGIM, INC.
By: _______________________________________
[PRUDENTIAL AFFILIATE]
By: _______________________________________
{Purchaser Schedule and Creditor Joinder Agreement to be attached}

Exhibit D

Execution Version

GUARANTY AGREEMENT
This GUARANTY AGREEMENT (as the same may hereafter be amended, supplemented or otherwise modified, this “Guaranty”), dated as of December 14, 2018, is by each of the entities on the signature pages hereto under the heading “Initial Subsidiary Guarantors” (together with their respective successors and assigns, the “Initial Subsidiary Guarantors” and together with all Persons who execute a Guaranty Joinder Agreement (defined below), collectively, the “Subsidiary Guarantors”) in favor of the Noteholders (defined below).
RECITALS:
WHEREAS, Kadant Inc., a Delaware corporation (together with its successors and assigns, the “Company”) is entering into a certain Multi-Currency Note Purchase and Private Shelf Agreement, dated as of December 14, 2018 (as may be amended, modified, restated or replaced from time to time, the “Note Purchase Agreement”), with PGIM, Inc. (“Prudential”), the Series A Purchasers (as hereinafter defined), and each other Prudential Affiliate that becomes bound thereby (such Prudential Affiliates together with the Series A Purchasers, collectively, the “Purchasers”, and together with their successors and assigns including, without limitation, all future holders of the Notes (defined below), herein collectively referred to as the “Noteholders”), pursuant to which the Company, among other things, (a) is issuing and selling to certain purchasers (the “Series A Purchasers”) on the date hereof $10,000,000 aggregate principal amount of its 4.90% Series A Senior Notes due December 14, 2028 (together with any note issued in substitution, replacement or exchange therefor pursuant to the terms of the Note Purchase Agreement, and as the same may be amended, restated or otherwise modified from time to time, the “Series A Notes”), and (b) is authorizing the issuance, subject to the terms and conditions of the Note Purchase Agreement, from time to time of additional senior promissory notes in the aggregate principal amount of up to One Hundred Fifteen Million Dollars ($115,000,000), each to bear interest on the unpaid balance thereof from the date thereof at the rate per annum as shall be set forth in the Confirmation of Acceptance with respect to each such Note delivered pursuant to paragraph 2B(5) of the Note Purchase Agreement, and each to be dated the date of issuance thereof, to mature no more than twelve (12) years after the date of original issuance thereof and to have an average life of no more than ten (10) years after the date of original issuance thereof (together with any note issued in substitution, replacement or exchange therefor pursuant to the terms of the Note Purchase Agreement, and as the same may be amended, restated or otherwise modified from time to time, the “Shelf Notes”, and together with the Series A Notes, collectively, the “Notes”);
WHEREAS, each Subsidiary Guarantor is a member of an affiliated group of companies that include the Company and each Subsidiary Guarantor; and
WHEREAS, to induce Prudential and the Series A Purchasers to enter into the Note Purchase Agreement and to induce each Purchaser from time to time to purchase the Notes, each Subsidiary Guarantor is required pursuant to the Note Purchase Agreement to guaranty jointly and severally and unconditionally all of the obligations of the Company under and in respect of the Notes and the Note Purchase Agreement pursuant to the terms and provisions hereof.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Subsidiary Guarantor hereby agrees as follows:

1.	DEFINITIONS.

All capitalized terms used herein and not defined herein have the respective meanings given them in the Note Purchase Agreement.

2.	GUARANTY.

2.1Guaranteed Obligations.

Each Subsidiary Guarantor, in consideration of the execution and delivery of the Note Purchase Agreement and the purchase of the Notes by the Purchasers, hereby irrevocably, unconditionally and absolutely guarantees, on a joint and several and continuing basis with each other Subsidiary Guarantor, to each Noteholder as and for such Subsidiary Guarantor’s own debt, until final and indefeasible payment of the amounts referred to in clause (a) below has been made:
(a)the due and punctual payment by the Company of the principal of, and the Yield-Maintenance Amount, if any, and interest on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other Indebtedness owing, by the Company to the Noteholders under the Note Purchase Agreement and the Notes (including, without limitation, any monetary obligations incurred during the pendency of any bankruptcy, insolvency, winding-up, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding including, without limitation, interest accrued on the Notes during any such proceeding), in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of each Subsidiary Guarantor that the guarantee set forth herein shall be a continuing guarantee of payment and not a guarantee of collection; and

(b)the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all duties, agreements, covenants and obligations of the Company contained in the Note Purchase Agreement and the Notes.

All of the obligations set forth in clause (a) and clause (b) of this Section 2.1 are referred to herein as the “Guaranteed Obligations”.
2.2Payments and Performance.

In the event that the Company fails to make, on or before the due date thereof, any payment to be made in respect of the Guaranteed Obligations or if the Company shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause (a) or clause (b) of Section 2.1 in the manner provided in the Note Purchase Agreement and the Notes (after the expiration of any applicable notice or grace periods), the Subsidiary Guarantors shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of the Note Purchase Agreement and the Notes. In furtherance of the foregoing, if an Event of Default shall exist, all of the Guaranteed Obligations shall forthwith become due and payable without notice, regardless of whether the acceleration of the Notes shall be stayed, enjoined, delayed or otherwise prevented.
Nothing shall discharge or satisfy the joint and several obligations of the Subsidiary Guarantors hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.
2.3Releases.

Each Subsidiary Guarantor consents and agrees that, without any notice whatsoever to or by such Subsidiary Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Subsidiary Guarantor hereunder, each Noteholder, by action or inaction, may:
(a)compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Note Purchase Agreement, the Notes, or any other guaranty or agreement or instrument related thereto or hereto;

(b)assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

(c)grant waivers, extensions, consents and other indulgences of any kind whatsoever to the Company, any Subsidiary Guarantor or any other Person liable in any manner in respect of all or any part of the Guaranteed Obligations;

(d)amend, modify or supplement in any manner whatsoever and at any time (or from time to time) any one or more of the Note Purchase Agreement, the Notes, any other guaranty or any agreement or instrument related thereto or hereto;

(e)release or substitute any one or more of the Subsidiary Guarantors, the endorsers or any other guarantors of the Guaranteed Obligations, whether parties hereto or not; and

(f)sell, exchange, release, accept, surrender or enforce rights in, or fail to obtain or perfect or to maintain, or cause to be obtained, perfected or maintained, the perfection of any Lien or other security interest or charge on, by action or inaction, any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Company, any Subsidiary Guarantor or any other Person.

Each Subsidiary Guarantor hereby ratifies and confirms any such action specified in this Section 2.3 and agrees that the same shall be binding upon such Subsidiary Guarantor, whether or not such Subsidiary Guarantor shall have consented thereto or received notice thereof. Each Subsidiary Guarantor hereby waives any and all defenses, counterclaims or offsets which such Subsidiary Guarantor might or could have by reason thereof.
2.4Waivers.

To the fullest extent permitted by law, each Subsidiary Guarantor hereby waives:
(a)notice of acceptance of this Guaranty;

(b)notice of any purchase or acceptance of the Notes under the Note Purchase Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(c)notice of the amount of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(d)notice of adverse change in the financial condition of the Company or any other guarantor or any other fact that might increase such Subsidiary Guarantor’s risk hereunder;

(e)notice of presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

(f)notice of any Default or Event of Default;

(g)all other notices and demands to which such Subsidiary Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to such Subsidiary Guarantor under this Guaranty);

(h)the right by statute or otherwise to require any or each Noteholder to institute suit against the Company, any Subsidiary Guarantor or any other guarantor or to exhaust the rights and remedies of any or each Noteholder against the Company, any Subsidiary Guarantor or any other guarantor, such Subsidiary Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to each Noteholder by such Subsidiary Guarantor;

(i)any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof;

(j)any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of such Subsidiary Guarantor made under any judgment, order or decree based on the Note Purchase Agreement, the Notes or this Guaranty, and such Subsidiary Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of, any such law; and

(k)at all times prior to the full and final performance and indefeasible payment of the Guaranteed Obligations, any claim of any nature arising out of any right of indemnity, contribution, reimbursement, indemnification or any similar right or any claim of subrogation (whether such right or claim arises under contract, common law or statutory or civil law) arising in respect of any payment made under this Guaranty or in connection with this Guaranty, against the Company or any Subsidiary Guarantor or the estate of the Company (including Liens on the property of the Company or the estate of the Company or any Subsidiary Guarantor), in each case whether or not the Company or any Subsidiary Guarantor at any time shall be the subject of any proceeding brought under any bankruptcy law, and such Subsidiary Guarantor further agrees that it will not file any claims against the Company or any Subsidiary Guarantor or the estate of the Company or any Subsidiary Guarantor in due course of any such proceeding or otherwise, and further agrees that each Noteholder may specifically enforce the provisions of this clause (k).

2.5Marshaling; Invalid Payments.

Each Subsidiary Guarantor consents and agrees:
(a)that each Noteholder, and each Person acting for the benefit of one or more of the Noteholders, shall be under no obligation to marshal any assets in favor of the Subsidiary Guarantors or against or in payment of any or all of the Guaranteed Obligations; and

(b)that, to the extent that the Company or any Subsidiary Guarantor makes a payment or payments to any Noteholder, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, administrative receiver, administrator or any other party or officer under any bankruptcy law, insolvency, reorganization, recapitalization or other debtor relief law, other common or civil law, or equitable cause or judgment, order or decision thereunder, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if such payment or payments had not been made and the Subsidiary Guarantors shall be primarily liable for such obligation.

2.6Immediate Liability.

Each Subsidiary Guarantor agrees that the liability of such Subsidiary Guarantor in respect of this Guaranty shall be immediate and shall not be contingent upon the exercise or enforcement by any Noteholder or any other Person of whatever remedies such Noteholder or other Person may have against the Company, any Subsidiary Guarantor or any other guarantor or the enforcement of any Lien or realization upon any security such Noteholder or other Person may at any time possess.
2.7Primary Obligation

This Guaranty is a primary and original obligation of each Subsidiary Guarantor and is an absolute, unconditional, continuing and irrevocable joint and several guaranty of payment and performance and shall remain in full force and effect regardless of any action by any Noteholder specified in Sections 2.3 or 2.8 hereof or any future changes in conditions, including, without limitation, change of law or any invalidity or irregularity with respect to the issuance or assumption of any obligations (including, without limitation, the Notes) of or by the Company, any Subsidiary Guarantor or any other guarantor, or with respect to the execution and delivery of any agreement (including, without limitation, the Notes and the Note Purchase Agreement) of the Company or any other Person.
2.8No Reduction or Defense.

The obligations of each Subsidiary Guarantor under this Guaranty, and the rights of any Noteholder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than any defense based upon the irrevocable payment and performance in full of the obligations of the Company under the Note Purchase Agreement and the Notes), set-off, counterclaim, recoupment or termination whatsoever.
Without limiting the generality of the foregoing, no obligations of any Subsidiary Guarantor shall be discharged or impaired by:
(a)any default (including, without limitation, any Default or Event of Default), failure or delay, willful or otherwise, in the performance of any obligations by any Subsidiary Guarantor, the Company, any Subsidiary or any of their respective Affiliates;

(b)any proceeding of, or involving, the Company, any other Subsidiary Guarantor or any other Subsidiary under any bankruptcy law, or any merger, consolidation, reorganization, dissolution, liquidation, sale of assets or winding-up or change in corporate constitution or corporate identity or loss of corporate identity of the Company, any Subsidiary Guarantor, any Subsidiary or any of their respective Affiliates;

(c)any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, the Company or any other Person;

(d)impossibility or illegality of performance on the part of the Company under the Notes, the Note Purchase Agreement or any other instruments or agreements;

(e)the invalidity, irregularity or unenforceability of the Notes, the Note Purchase Agreement or any other instruments or agreements;

(f)in respect of the Company or any other Person, any change in law or change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), terrorist activities, civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

(g)any attachment, claim, demand, charge, Lien, order, process or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, corporation or entity, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Note Purchase Agreement or the Notes, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(h)any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any Governmental Authority, or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company of any of its obligations under the Note Purchase Agreement or the Notes.

2.9No Election.

Each Noteholder shall, individually or collectively, have the right to seek recourse against each and every Subsidiary Guarantor to the fullest extent provided for herein for its joint and several obligations under this Guaranty. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of such Noteholder’s right to proceed in any other form of action or proceeding or against other parties unless such Noteholder has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by or on behalf of any Noteholder against the Company, any Subsidiary Guarantor or any other Person under any document or instrument evidencing obligations of the Company or such other Person to or for the benefit of such Noteholder shall serve to diminish the liability of any Subsidiary Guarantor under this Guaranty except to the extent that such Noteholder unconditionally shall have realized payment by such action or proceeding.
2.10Individual Noteholder Rights.

Each of the rights and remedies granted under this Guaranty to each Noteholder in respect of the Notes held by such Noteholder may be exercised by such Noteholder without notice to, or the consent of or any other action by, any other Noteholder, subject to the right of the Required Holders to rescind any acceleration of the Notes of any Series on the terms and conditions contained in the Note Purchase Agreement.
2.11Enforcement; Application of Moneys Received.

Until all amounts which may be or become payable by the Company under or in connection with the Note Purchase Agreement and the Notes, or by the Subsidiary Guarantors under or in connection with this Guaranty, have been irrevocably paid in full, any Noteholder (or any trustee or agent on its behalf), may refrain from applying or enforcing any other moneys, security or rights held or received by such Noteholder (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Subsidiary Guarantors shall not be entitled to the benefit of the same.
2.12Other Enforcement Rights.

Each Noteholder may proceed to protect and enforce its rights pursuant to this Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy or insolvency, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
2.13Restoration of Rights and Remedies.

If any Noteholder shall have instituted any proceeding to enforce any right or remedy against any or all Subsidiary Guarantors under this Guaranty or otherwise and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such Noteholder, then and in every such case each such Noteholder, the Company and the Subsidiary Guarantors shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder, and thereafter the rights and remedies of such Noteholder shall continue as though no such proceeding had been instituted.

2.14Survival.

So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of the Subsidiary Guarantors under this Guaranty shall survive the transfer and payment of any Note and the payment in full of all the Notes.
2.15Subordination.

The payment of any amounts due with respect to any Indebtedness of the Company or any other Person obligated in respect of the Guaranteed Obligations for money borrowed or credit received now or hereafter owed to the Subsidiary Guarantors is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations. Each Subsidiary Guarantor agrees that, after the occurrence and during the continuance of any Event of Default, no Subsidiary Guarantor will demand, sue for or otherwise attempt to collect any such Indebtedness of the Company or any other such Person to any Subsidiary Guarantor until all of the Guaranteed Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Subsidiary Guarantor shall collect, enforce or receive any amounts in respect of such Indebtedness while any Guaranteed Obligations are still outstanding, such amounts shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Noteholders and be paid over to the Noteholders on account of the Guaranteed Obligations without affecting in any manner the liability of any Subsidiary Guarantor under the other provisions of this Guaranty.

3.	REPRESENTATIONS AND WARRANTIES.

Each Subsidiary Guarantor hereby represents and warrants to the Noteholders that:

3.1	Affirmation of Representations and Warranties in Note Purchase Agreement.

Each Subsidiary Guarantor hereby represents and warrants that each of the representations and warranties made by the Company as to the Company’s Subsidiaries in the Note Purchase Agreement is true and correct as to such Subsidiary Guarantor.
3.2Economic Benefit.

The Company and each Subsidiary Guarantor operate as separate businesses but are considered a single consolidated business group of companies for purposes of GAAP and are dependent upon each other for and in connection with their respective business activities and financial resources. The execution and delivery by the Noteholders of the Note Purchase Agreement and the maintenance of certain financial accommodations thereunder constitute an economic benefit to the Subsidiary Guarantors and the incurrence by the Company of the Indebtedness under the Note Purchase Agreement and the Notes is in the best interests of the Subsidiary Guarantors. The board of directors or other management board of each Subsidiary Guarantor has deemed it advisable and in the best interest of such Subsidiary Guarantor that the transactions provided for in the Note Purchase Agreement and this Guaranty be consummated.
3.3Solvency.

The fair value of the business and assets of each Subsidiary Guarantor after taking into account the likelihood of any payment being required in respect of any contingent liability (including, without limitation, the Guaranteed Obligations), is in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case both before and after giving effect to the transactions contemplated by this Guaranty, the Note Purchase Agreement and the Notes and including any rights of contribution from other parties. After giving effect to the transactions contemplated by this Guaranty and the other Financing Documents, no Subsidiary Guarantor will be insolvent or will be engaged in any business or transaction, or about to engage in any business or transaction, for which it has unreasonably small capital, and no Subsidiary Guarantor has any intent to hinder, delay or defraud any entity to which it is, or will become, on or after the Series A Closing Day, indebted or to incur debts that would be beyond its ability to pay as they mature.
3.4Independent Credit Evaluation.

Each Subsidiary Guarantor has independently, and without reliance on any information supplied by any one or more of the Noteholders, taken, and will continue to take, whatever steps such Subsidiary Guarantor deems necessary to evaluate the financial condition and affairs of the Company, and the Noteholders shall have no duty to advise any Subsidiary Guarantor of information at any time known to the Noteholders regarding such financial condition or affairs.
3.5No Representation By Noteholders.

None of the Noteholders nor any trustee or agent acting on its behalf has made any representation, warranty or statement to any Subsidiary Guarantor to induce any Subsidiary Guarantor to execute this Guaranty.
3.6Survival.

All representations and warranties made by each Subsidiary Guarantor herein shall survive the execution hereof and may be relied upon by the Noteholders as being true and accurate until the Guaranteed Obligations are fully and irrevocably paid, except any such representations and warranties that relate to a date certain and as updated pursuant to a Request for Purchase,

4.	COVENANTS.

Each Subsidiary Guarantor hereby covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, such Subsidiary Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Note Purchase Agreement on its or their part to be performed or observed or that the Company has agreed to cause any Subsidiary Guarantor or such Subsidiaries to perform or observe.

5.	SUBSIDIARY GUARANTORS’ AGREEMENT TO PAY ENFORCEMENT COSTS, ETC.

Each Subsidiary Guarantor further agrees, as the primary guarantor and not merely as a surety, to pay to the Noteholders, on demand, all costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Noteholders in connection with the Guaranteed Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 5 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Note Purchase Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

6.	SUCCESSORS AND ASSIGNS.

This Guaranty shall bind the successors, assignees, trustees, and administrators of each Subsidiary Guarantor and shall inure to the benefit of the Noteholders, and each of their respective successors, transferees, participants and assignees.

7.	AMENDMENTS AND WAIVERS.

No amendment to, waiver of, or departure from full compliance with any provision of this Guaranty, or consent to any departure by any Subsidiary Guarantor herefrom, shall be effective against any Noteholder directly affected thereby unless it is in writing and signed by authorized officers of such Subsidiary Guarantor and such Noteholder; provided, however, that any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No failure by the Noteholders to exercise, and no delay by the Noteholders in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Noteholders of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege,

8.	RIGHTS CUMULATIVE.

Each of the rights and remedies of the Noteholders under this Guaranty shall be in addition to all of their other rights and remedies under the Note Purchase Agreement and applicable law, and nothing in this Guaranty shall be construed as limiting any such rights or remedies.

9.	GOVERNING LAW; CONSENT TO JURISDICTION, ETC.

(a)THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b)EACH OF THE SUBSIDIARY GUARANTORS IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH SUBSIDIARY GUARANTOR IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 9(b) SHALL LIMIT ANY RIGHT THAT ANY NOTEHOLDER MAY HAVE TO BRING PROCEEDINGS AGAINST ANY SUBSIDIARY GUARANTOR IN THE COURTS OF ANY APPROPRIATE JURISDICTION OR TO ENFORCE IN ANY LAWFUL MANNER A JUDGMENT OBTAINED IN ONE JURISDICTION IN ANY OTHER JURISDICTION.

10.	WAIVER OF JURY TRIAL.

EACH OF THE SUBSIDIARY GUARANTORS, AND BY ITS ACCEPTANCE HEREOF, EACH OF THE NOTEHOLDERS, IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS GUARANTY, THE NOTE PURCHASE AGREEMENT AND THE NOTES, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF.

11.	FURTHER ASSURANCES.

Each Subsidiary Guarantor agrees that it will from time to time, at the request of any Noteholder, do all such things and execute all such documents as is reasonably necessary or desirable to give frill effect to this Guaranty and to perfect and preserve the rights and powers of all Noteholders hereunder. Each Subsidiary Guarantor acknowledges and confirms that the Subsidiary Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by such Subsidiary Guarantor concerning the financial condition of the Company and that such Subsidiary Guarantor will look to the Company and not to the Noteholders in order for such Subsidiary Guarantor to keep adequately informed of changes in the Company’s financial condition.

12.	SEVERABILITY.

Any provision of this Guaranty which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

13.	SECTION HEADINGS.

Section headings are for convenience only and shall not affect the interpretation of this Guaranty.

14.	LIMITATION OF LIABILITY.

NO NOTEHOLDER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH SUBSIDIARY GUARANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, (a) ANY LOSS OR DAMAGE SUSTAINED BY SUCH SUBSIDIARY GUARANTOR THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY ACT OR FAILURE TO ACT REFERRED TO IN SECTION 2.3 OR SECTION 2.4 OR (b) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH SUBSIDIARY GUARANTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS GUARANTY.

15.	ENTIRE AGREEMENT.

This Guaranty, together with the Note Purchase Agreement and the Notes, embodies the entire agreement among the Subsidiary Guarantors and the Noteholders relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

16.	COMMUNICATIONS.

All notices and other communications to the Noteholders or any Subsidiary Guarantor hereunder shall be in writing, shall be delivered in the manner and with the effect, as provided by the Note Purchase Agreement, and shall be addressed (a) if to an Initial Subsidiary Guarantor to such Initial Subsidiary Guarantor as set forth in Annex A hereto, (b) if to any other Subsidiary Guarantor, to the address that such Subsidiary Guarantor shall have provided to the Noteholders in writing, and (c) to the Noteholders as set forth in the Note Purchase Agreement.

17.	ADDITIONAL SUBSIDIARY GUARANTORS.

Upon the execution and delivery by any Person of a joinder agreement in substantially the form of Annex B hereto (each, a “Guaranty Joinder Agreement”), (a) such Person shall be referred to as an “Additional Subsidiary Guarantor” and shall become and be a Subsidiary Guarantor hereunder, and each reference in this Guaranty to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor, and each reference in any other Financing Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Financing Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Joinder Agreement.

18.	DUPLICATE ORIGINALS.

Two or more duplicate counterpart originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of any executed signature page to this Guaranty by any Subsidiary Guarantor by facsimile transmission shall be as effective as delivery of a manually executed copy of this Guaranty by such Subsidiary Guarantor.

19.	COMPROMISES AND ARRANGEMENTS.

Notwithstanding anything contained in the certificate of incorporation or other charter documents of any Subsidiary Guarantor, each Subsidiary Guarantor acknowledges and agrees that no Noteholder is waiving any of its rights and remedies under this Guaranty, including, without limitation, the right to file a bankruptcy petition or petitions under the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) or the right to take advantage of any other bankruptcy or insolvency law of any jurisdiction, and the right to settle its claims in such fashion as it shall determine, regardless of the settlement. or other arrangements that may be made by any stockholder or other creditor.

20.	PAYMENT CURRENCY; TAXES.

201.1Payment Currency.

All payments whatsoever by any Subsidiary Guarantor on account of any Notes denominated in any Available Currency other than Dollars (including principal, interest and Yield-Maintenance Amounts) shall be made in such other Available Currency. The obligation of the Subsidiary Guarantors to make payment on account of any Notes in the applicable currency specified in the preceding sentence shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated. The obligation of the Subsidiary Guarantors to make payment in any given currency as required by the first sentence of this paragraph shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Notes, the Note Purchase Agreement or this Guaranty, as the case may be.
20.2Payments Free and Clear of Taxes.

Subject to the further limitations in this Section 20.2, all payments whatsoever under this Guaranty will be made by or on behalf of the Guarantor free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes (as defined in the Note Purchase Agreement) of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law. Notwithstanding, and without duplication of the foregoing, if any Taxes are required to be withheld from any amounts payable to a holder of any Notes in respect of this Guaranty, the Subsidiary Guarantors shall withhold and pay (or cause to be withheld and paid) such Taxes and the amounts so payable to such holder shall be increased to the extent necessary to yield such holder (after payment of all Taxes) interest on any such amounts payable under the Notes at the rates or in the amounts specified in the Notes provided that no payment to holders of Notes of any additional amounts shall be required to be made for or on account of:
(a)any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for a Guarantor or the Company, after the Series A Closing Day, (i) opening an office in, moving an office to or reincorporating in the Taxing Jurisdiction imposing the relevant Tax or (ii) making payment in respect of the Notes or on account of this Guaranty from any jurisdiction other than the United States;

(b)any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company or a Guarantor) in the filing with the Company, such Guarantor or the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company or a Guarantor no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c)any combination of clauses (a) and (b) above;

and provided further that (i) in no event shall the Company or a Guarantor be obligated to pay such additional amounts to any holder of a Note not resident in the United States of America or any other jurisdiction in which an original Purchaser (as defined in the Note Purchase Agreement) is resident for tax purposes on the applicable Closing Day (as defined in the Note Purchase Agreement) in excess of the amounts that the Company or a Guarantor would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction and (ii) in no event shall the Company or a Guarantor be obligated to pay such additional amounts to any holder of a Note, unless such Tax results from the Company or a Guarantor, after the Series A Closing Day, (x) opening an office in, moving an office to or reincorporating in the Taxing Jurisdiction imposing the relevant Tax or (y) making payment in respect of the Notes or on account of this Guaranty from any jurisdiction other than the United States.
By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company or a Guarantor all such forms, certificates, documents and returns provided to such holder by the Company or a Guarantor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company or a Guarantor with such information with respect to such holder as the Company or a Guarantor may reasonably request in order to complete any such Forms, provided that nothing in this Section 20.2 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or a Guarantor or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company or a Guarantor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.
Whenever any Taxes are payable by the Guarantor, as promptly as possible thereafter, such Guarantor shall send to each holder of the Notes, a certified copy of an original official receipt received by such Guarantor (or other reasonably satisfactory evidence of payment) showing payment thereof. If such Guarantor fails to pay any Taxes, that it is obligated to pay, when due to the appropriate taxing authority or fails to remit to each holder of the Notes the required receipts or other required documentary evidence, such Guarantor shall indemnify each holder of the Notes for any Taxes (including interest or penalties) that may become payable by such holder as a result of any such failure.
The obligations of the Subsidiary Guarantors under this Section 20.2 shall survive the payment and performance of the Notes and the termination of this Guaranty.
[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, each Initial Subsidiary Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
INITIAL SUBSIDIARY GUARANTORS:
KADANT BLACK CLAWSON LLC
By:____________________________________________
Name:
Title:

KADANT INTERNATIONAL HOLDINGS LLC
By:____________________________________________
Name:
Title:

KADANT JOHNSON LLC
By:____________________________________________
Name:
Title:

[Signature Page to Guaranty Agreement]

ANNEX A
NOTICE ADDRESSES OF INITIAL SUBSIDIARY GUARANTORS
For all Initial Subsidiary Guarantors:
Kadant Black Clawson LLC
1425 Kingsview Drive
Lebanon, OH 45036
Attention: Treasurer
Phone: (513)229-8100
with a copy to:
Kadant Inc.
One Technology Park Drive
Westford, MA 01866
Attention: Chief Financial Officer, Treasurer
and General Counsel
Fax: (978) 635-1593
Phone: (978) 776-2000

and
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: John D. Sigel, Esq.

Kadant International Holdings LLC
One Technology Park Drive
Westford, MA 01866
Attention:     Chief Financial Officer, Treasurer
and General Counsel of Kadant Inc.,
its Sole Member
Fax: (978) 635-1593
Phone: (978) 776-2000

with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: John D. Sigel, Esq.

Kadant Johnson LLC
805 Wood Street
Three Rivers, MI 49093
Attention: Treasurer
Fax: (269) 278-1715
Phone: (269) 279-5980

with a copy to:

Kadant Inc,
One Technology Park Drive
Westford, MA 01866
Attention:     Chief Financial Officer, Treasurer
and General Counsel
Fax: (978) 635-1593
Phone: (978) 776-2000

and

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: John D. Sigel, Esq.

ANNEX B
GUARANTY
JOINDER AGREEMENT
[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]
To each of the holders of Notes:
Date: [Month] [Day], 20[___]
Reference is made to:
(a)    that certain Multi-Currency Note Purchase and Private Shelf Agreement dated as of December 14, 2018 (as amended from time to time, the “Note Purchase Agreement”), among Kadant Inc., a Delaware corporation (together with its successors and assigns, the “Company”), PGIM, Inc., the Series A Purchasers (as hereinafter defined) and each other Prudential Affiliate that becomes bound thereby (the “Purchasers”, and together with their successors and assigns including, without limitation, future holders of the Notes (defined below), herein collectively referred to as the “Noteholders”), pursuant to which the Company, among other things, (a) issued and sold to certain purchasers (the “Series A Purchasers”) on December 14, 2018 $10,000,000 aggregate principal amount of its 4.90% Series A Senior Notes due December 14, 2028 (together with any note issued in substitution, replacement or exchange therefor pursuant to the terms of the Note Purchase Agreement, and as the same may be amended, restated or otherwise modified from time to time, the “Series A Notes”), and (b) will issue from time to time additional senior promissory notes in the aggregate principal amount of up to One Hundred Fifteen Million Dollars ($115,000,000), each to bear interest on the unpaid balance thereof from the date thereof at the rate per annum as shall be set forth in the Confirmation of Acceptance with respect to each such Note delivered pursuant to paragraph 2B(5) of the Note Purchase Agreement, and each to be dated the date of issuance thereof, to mature no more than twelve (12) years after the date of original issuance thereof and to have an average life of no more than ten (10) years after the date of original issuance thereof (together with any note issued in substitution, replacement or exchange therefor pursuant to the terms of the Note Purchase Agreement, and as the same may be amended, restated or otherwise modified from time to time, the “Shelf Notes”, and together with the Series A Notes, collectively, the “Notes”); and
(b)    the Guaranty Agreement (as amended from time to time, the “Guaranty”) in the form attached to the Note Purchase Agreement as Exhibit D, executed and delivered by the Initial Subsidiary Guarantors (as defined in the Guaranty) on December 14, 2018 and each Guaranty Joinder Agreement (as defined in the Guaranty) executed and delivered by one or more Persons after December 14, 2018 and identified on Annex 1 hereto.
Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Note Purchase Agreement.
1.    JOINDER OF ADDITIONAL SUBSIDIARY.
In accordance with the terms of paragraph 6L of the Note Purchase Agreement, [Insert Name of Additional Subsidiary Guarantor], a [_________ [corporation]] (the “Additional Subsidiary Guarantor”), by the execution and delivery of this Guaranty Joinder Agreement, does hereby agree to become, and does hereby become, (a) a party to the Guaranty and (b) bound by the terms and conditions of the Guaranty, including, without limitation, becoming jointly and severally liable with the other Subsidiary Guarantors (as defined in the Guaranty) for the Guaranteed Obligations (as defined in the Guaranty). The Guaranty is hereby, without any further action, amended to add the Additional Subsidiary Guarantor as a “Subsidiary Guarantor” and signatory to the Guaranty.
2.    REPRESENTATIONS AND WARRANTIES OF THE ADDITIONAL SUBSIDIARY GUARANTOR.
The Additional Subsidiary Guarantor hereby makes, as of the date hereof and only as to itself in its capacity as a Subsidiary Guarantor under the Guaranty and/or as a Subsidiary, each of the representations and warranties set forth in paragraph 9 of the Note Purchase Agreement that is directly applicable to a Subsidiary and each of the representations and warranties set forth in Section 3 of the Guaranty made by each Subsidiary Guarantor, except in each case for any representations and warranties that are made as of a date certain and as updated pursuant to a Request for Purchase.
3.    DELIVERIES BY ADDITIONAL SUBSIDIARY GUARANTOR.
The Additional Subsidiary Guarantor hereby delivers to each of the Noteholders, contemporaneously with the delivery of this Guaranty Joinder Agreement, each of the documents and certificates set forth on Annex 2 hereto.
4.    MISCELLANEOUS.
4.1    Effective Date.
This Guaranty Joinder Agreement shall become effective on the date on which this Guaranty Joinder Agreement and each of the documents or certificates set forth on Annex 2 are sent to the Noteholders at the addresses and by a means stipulated in paragraph 12I of the Note Purchase Agreement.
4.2    Expenses.
The Additional Subsidiary Guarantor agrees that it will pay, on the date this Guaranty Joinder Agreement becomes effective, the statement for the reasonable fees and the disbursements of special counsel to the Noteholders presented on or prior to such date.
4.3    Section Headings, etc.
The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder” and “hereto” refer to this Guaranty Joinder Agreement as a whole and not to any particular Section or other subdivision.
4.4    Governing Law.
THIS GUARANTY JOINDER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

4.5    Successors and Assigns.
This Guaranty Joinder Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Additional Subsidiary Guarantor.
[Remainder of page intentionally left blank; next page is signature page]

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guaranty Joinder Agreement to be executed on its behalf by a duly authorized officer or agent thereof as of the date first above written.
Very truly yours,
Additional Subsidiary Guarantor:
[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]
By:______________________________________
Name:
Title:

Annex 1
Guaranty Joinder Agreements
executed prior to the date of this Guaranty Joinder Agreement

Existing Guaranty Joinder Agreements:
[To be Completed]

Annex 2

Additional Documents and Instruments

(a)    A certified copy of the resolutions of the board of directors (or similar governing body) of the Additional Subsidiary Guarantor approving the execution and delivery of this Guaranty Joinder Agreement and the joinder of the Additional Subsidiary Guarantor to the Guaranty and the performance of its obligations thereunder and authorizing the person or persons signing this Guaranty Joinder Agreement and any other documents to be delivered pursuant hereto to sign the same on behalf of the Additional Subsidiary Guarantor.
(b)    Authenticated signatures of the person or persons specified in the board resolutions referred to in clause (a) above.
(c)    The articles of incorporation, bylaws or other constitutive documents of the Additional Subsidiary Guarantor, certified as being up to date by the secretary of the Additional Subsidiary Guarantor (including, if relevant, copies of all amending resolutions or other amendments).
(d)    If requested by the Required Holders, an opinion or opinions of counsel in form and substance reasonably satisfactory to the Required Holders, confirming that (i) such Additional Subsidiary Guarantor’s obligations hereunder and under the Guaranty are legal, valid, binding and enforceable against such Additional Subsidiary Guarantor (except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity), (ii) the execution, delivery and consummation of the transactions contemplated by this Guaranty Joinder Agreement by the Additional Subsidiary Guarantor will not violate the Delaware General Corporation law statute or similar statute in its jurisdiction of organization, (iii) no government approvals, consents, registrations or filings are required in the jurisdiction of organization by such Additional Subsidiary Guarantor in connection with the execution, delivery and performance of its obligations hereunder and under the Guaranty and (iv) such other opinions as the Required Holders may reasonably request, provided that such opinion or opinions shall be subject to customary exceptions and qualifications.
(e)    A certificate of legal existence with respect to such Additional Subsidiary Guarantor from the appropriate Guaranteed Authority of its jurisdiction of organization dated within 10 days of the this Guaranty Joinder Agreement.

Exhibit E

Execution Version
SHARING AGREEMENT
THIS SHARING AGREEMENT, dated as of December 14, 2018, is among (i) Citizens Bank, N.A., as Administrative Agent and as Multicurrency Administrative Agent for the Lenders (each as defined below) under the Credit Agreement referred to below, (ii) PGIM, Inc. (“Prudential”), (iii) the Series A Purchasers (as defined below), (iv) Prudential Affiliates (as defined below) who become parties hereto in the manner provided in Section 5.4(b) hereof (together with the Series A Purchasers and each of their respective successors and assigns, the “Noteholders”) and (v) each of the Parity Debtholders (as defined below), which Parity Debtholders shall have become parties hereto in the manner provided in Section 5.4(c) hereof. Capitalized terms not otherwise defined herein shall have the meaning set forth in Section 2.1 hereof.

1.	PRELIMINARY STATEMENT

1.1Prudential and the Series A Purchasers (as defined below) are entering into a Multicurrency Note Purchase and Private Shelf Agreement, dated as of the date hereof (as amended, modified, supplemented or restated from time to time, the “Note Agreement”), with Kadant Inc., a Delaware corporation (the “Company”), pursuant to which (a) the Company is issuing and selling to certain purchasers (the “Series A Purchasers”) on the date hereof $10,000,000 aggregate principal amount of its 4.90% Series A Senior Notes due December 14, 2028 (together with any note issued in substitution, replacement of exchange therefor pursuant to the terms of the Note Agreement, the “Series A Notes”), and (b) Prudential Affiliates may from time to time purchase additional Senior Notes of the Company (as amended, modified, supplemented, replaced or restated from time to time, the “Shelf Notes”; and together with the Series A Notes, collectively, the “Notes”);

1.2The Lenders and the Agent have entered into an Amended and Restated Credit Agreement, dated as of March 1, 2017, as amended by that certain First Amendment dated as of May 24, 2017 and that certain Second Amendment dated as of December 14, 2018 (as so amended, and as it may be further amended, modified, supplemented, restated or refinanced or replaced from time to time, the “Credit Agreement”), with the Company, certain of its Foreign Subsidiaries from time to time party thereto (the “Foreign Subsidiary Borrowers”) and the other parties thereto pursuant to which the Lenders and the Swingline Lender are making and providing, and may continue to make and provide, revolving and swingline loans and other financial accommodations to the Company and the Foreign Subsidiary Borrowers and the Issuing Lenders are issuing, and may continue to issue, Letters of Credit for the benefit of the Company, the Foreign Subsidiary Borrowers and the other Subsidiaries of the Company;

1.3The Loan Obligations are guarantied by certain Domestic Subsidiaries party hereto (the “Initial Guarantors”) pursuant to that certain Amended and Restated Guarantee Agreement, dated as of March 1, 2017, in favor of the Agent for the benefit of the Lenders, and the Noteholder Obligations are guarantied by the Initial Guarantors pursuant to that certain Guaranty Agreement, dated as of the date hereof, in favor of the Noteholders;

1.4The parties hereto wish to define their rights and obligations with respect to each other such that, after a Notice of Election to Share has been sent and so long as such notice remains in effect, any payments by an Obligor received by any Creditor on account of the Noteholder Obligations, the Loan

Obligations or any Parity Debt Agreement Obligations shall be shared among all Creditors equally and ratably in accordance with their respective Sharing Percentages, all as set forth in this Agreement.

2.INTERPRETATION OF THIS AGREEMENT

2.1Defined Terms.
As used in this Agreement, capitalized terms have the respective meanings specified below or set forth in the section of this Agreement referred to immediately following such term (such definitions, unless otherwise expressly provided, to be equally applicable to both the singular and plural forms of the terms defined):
Additional Obligor - means each Person that becomes an issuer, borrower, obligor or guarantor under or with respect to any Company Loan Document.
Agent - means Citizens Bank, N.A., as “Administrative Agent”, as such term is defined in the Credit Agreement, and “Multicurrency Administrative Agent”, as such term is defined in the Credit Agreement.
Agreement - means this Sharing Agreement, as it may be amended, modified, supplemented or restated from time to time.
Bank Product Obligations - has the meaning set forth in the Credit Agreement, as in effect on the date hereof.
Clawback Period - has the meaning set forth in Section 3.2(a) of this Agreement.
Commitment - means the “Total Revolving Commitments” as defined in the Credit Agreement.
Company - has the meaning set forth in Section 1.1 of this Agreement.
Company Loan Documents - means, as applicable, the Note Agreement, the Notes, the Loan Documents and any Parity Debt Agreements.
Credit Agreement - has the meaning set forth in Section 1.2 of this Agreement.
Creditor Joinder Agreement - has the meaning set forth in Section 5.4(a) of this Agreement.
Creditors - means, collectively, the Lender Parties, the Agent, the Noteholders and the Parity Debtholders.
Distribution Agent - has the meaning set forth in Section 3.3(a) of this Agreement.
Domestic Subsidiaries - means any Subsidiary organized under the laws of a jurisdiction of the United States of America or one of its states or the District of Columbia.
Event of Default - means an “Event of Default,” as defined in any of the Note Agreement, the Credit Agreement or any Parity Debt Agreement, as the case may be.
Facility - has the meaning set forth in the Note Agreement.
Foreign Subsidiaries - means any Subsidiary organized under the laws of a jurisdiction other than the United States of America or one of its states or the District of Columbia.

Foreign Subsidiary Borrowers - has the meaning set forth in Section 1.2 of this Agreement (and includes the Initial Foreign Subsidiary Borrowers).
Guarantors - means the Initial Guarantors and each other Subsidiary that from time to time guaranties any Obligations.
Initial Foreign Subsidiary Borrowers - means Kadant U.K. Limited, a company organized under the laws of England and Wales; Kadant Canada Corp., a company organized under the laws of Nova Scotia, Canada; Kadant Johnson Europe B.V., a private company with limited liability organized under the laws of The Netherlands; Kadant International Luxembourg SCS, a limited partnership organized under the laws of Luxembourg; Kadant Luxembourg S.À.R.L., a limited liability company organized under the laws of Luxembourg; and Kadant Johnson Deutschland Gmbh, a limited liability company organized under the laws of the Federal Republic of Germany.
Initial Guarantors - has the meaning set forth in Section 1.3 of this Agreement.
Issuing Lender - has the meaning set forth in the Credit Agreement.
L/C Obligations - has the meaning set forth in the Credit Agreement.
Lenders - has the meaning set forth in the Credit Agreement.
Lender Parties - means the Lenders, any Issuing Lender, any Multicurrency Lender and the Swingline Lender.
Letter of Credit - has the meaning set forth in the Credit Agreement.
Loan Documents - has the meaning set forth in the Credit Agreement.
Loan Obligations - means the “Obligations” as defined in the Credit Agreement but excluding any obligations or liabilities of any Obligor in respect of any Specified Swap Agreement or Bank Product Obligations.
Multicurrency Administrative Agent - means Citizens Bank, N.A., as “Multicurrency Administrative Agent” as such term is defined in the Credit Agreement.
Net Lender Exposure - means in connection with the sharing of any Shared Payments received by the Lender Parties with respect to the Clawback Period, the difference, if positive, of (i) the outstanding Loan Obligations on the first day of the Clawback Period minus (ii) the outstanding Loan Obligations on the date of the occurrence of the applicable Event of Default in respect of applicable Notice of Election to Share.
Noteholder Obligations - means, collectively, without duplication, all amounts owing by the Company and its Subsidiaries to the Noteholders, pursuant to the terms of the Note Agreement and the other documents, agreements and instruments executed in connection therewith (including any related Notes), in respect of principal, interest, Yield-Maintenance Amount (as such term is defined in the Note Agreement), fees and expenses.
Note Agreement - has the meaning set forth in Section 1.1 of this Agreement.
Noteholders - has the meaning set forth in the introductory paragraph of this Agreement.

Notes - has the meaning set forth in Section 1.1 of this Agreement.
Notice of Election to Share - a Notice in substantially the form of Exhibit A attached hereto, executed and delivered by the Requisite Noteholders, the Agent (on behalf of the Requisite Lenders) or the Requisite Parity Debtholders, as the case may be, pursuant to Section 3.1 hereof, which Notice shall invoke the sharing provisions provided for herein.
Notice of Shared Payment - means a written notification given by or on behalf of any Creditor stating that such Creditor has received a Shared Payment
Obligations - means, collectively, the Loan Obligations, the Noteholder Obligations and the Parity Debt Agreement Obligations.
Obligors - means the Company, the Initial Foreign Subsidiary Borrowers, the Initial Guarantors and each Additional Obligor.
Parity Debt Agreements - means one or more credit, loan or note agreements, indentures or other financing instruments with the Company or any Subsidiary and one or more Parity Debtholders (or a trustee or agent or similar Person acting for such Parity Debtholders) (as such agreements, indentures or instruments shall from time to time be amended).
Parity Debtholders - has the meaning set forth in the first paragraph of this Agreement.
Parity Debt Agreement Obligations - means, collectively, without duplication, all indebtedness owing by the Company and its Subsidiaries to the Parity Debtholders, pursuant to the terms of the Parity Debt Agreements and the other documents, agreements and instruments executed in connection therewith (including any related notes), in respect of principal, interest, reimbursement obligations, fees (including facility and agent fees) and expenses (including breakage costs).
Person - means an individual, partnership, corporation (including a business trust), limited liability company or partnership, joint stock company, trust, unincorporated association, joint venture, governmental agency or other authority.
Prior Sharing Agreement - has the meaning set forth in Section 5.13 of this Agreement.
Prudential - has the meaning set forth in the introductory paragraph of this Agreement.
Prudential Affiliate - has the meaning set forth in the Note Agreement
Receiving Creditor - has the meaning set forth in Section 3.2 of this Agreement.
Requisite Creditors - means the Requisite Noteholders, the Requisite Lenders and, so long as Parity Debtholders hold Obligations aggregating at least 33-1/3% of all Obligations outstanding at such time, the Requisite Parity Debtholders under each Parity Debt Agreement
Requisite Lenders - means the “Required Lenders” as set forth in the Credit Agreement.
Requisite Noteholders - means the “Required Holders” as set forth in the Note Agreement.
Requisite Parity Debtholders - means the holder or holders of at least the minimum percentage of the aggregate principal amount of the Parity Debt Agreement Obligations outstanding under any Parity Debt Agreement necessary to permit such holders to cause such principal to become due and payable prior to its scheduled maturity date, exclusive of any such Parity Debtholder Agreement Obligations then owned by any one or more of the Obligors, any Subsidiary of any Obligor or any affiliate of any Obligor.
Reserve Account - has the meaning set forth in Section 3.2(a) of this Agreement.
Revolving Percentage - has the meaning set forth in the Credit Agreement.
Series A Notes - has the meaning set forth in Section 1.1 of this Agreement.
Series A Purchasers - has the meaning set forth in Section 1.1 of this Agreement.
Shared Payment - has the meaning set forth in Section 3.2(a) of this Agreement.
Sharing Percentage - means, with respect to any Creditor and at any date of determination, the percentage equal to (a) the sum of (i) the amount of the then outstanding Obligations owed to such Creditor (including for the avoidance of doubt, any Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding) plus (ii) with respect to any Lender, its Revolving Percentage of the L/C Obligations then outstanding divided by (b) the sum of (i) the amount of the then outstanding Obligations owed to all Creditors then outstanding plus (ii) the aggregate amount of the L/C Obligations at such time. In determining the Sharing Percentage with respect to any amounts not denominated in US Dollars, such amounts will be converted to the US Dollar Equivalent thereof. With respect to any Shared Payment received during the Clawback Period each Creditor’s Sharing Percentage shall be determined as of the first day of the Clawback Period without giving effect to any payments received during such Clawback Period. With respect to any Shared Payment received after the Clawback Period, each Creditor’s Sharing Percentage shall be determined as of the first day of the Event of Default after giving effect to the sharing provisions of Section 3.2 with respect to all Shared Payments received during the Clawback Period.
Shelf Notes - has the meaning set forth in Section 1.1 of this Agreement.
Specified Swap Contract - has the meaning given to “Specified Swap Agreement” as set forth in the Credit Agreement.
Subsidiary - means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
Swingline Lender - has the meaning set forth in the Credit Agreement.
U.S. Dollar Equivalent - means, at any time of determination, with regard to any amount designated in a currency other than U.S. Dollars, the equivalent amount in U.S. Dollars determined using the Specified Exchange Rate as of the business day immediately prior to such date of determination. For purposes hereof, “Specified Exchange Rate” means the rate at which such other currency may be exchanged into U.S. Dollars as set forth at 10:00 a.m., New York City time on the applicable date (for spot delivery) on the applicable Bloomberg Key Cross Currency Rates Page FXC

(or any successor thereto); in the event that such rate does not appear on such page, the Specified Exchange Rate shall be determined by reference to such other nationally recognized, publicly available service for displaying exchange rates selected by the Requisite Noteholders and the Agent for such purposes.
2.2Certain Other Terms.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references are to this Agreement unless otherwise specified. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

3.	PAYMENTS, ETC.; CONSENTS AND JOINDERS

3.1Notice of Election to Share; Receipt of Shared Payment

(a)Upon and during the continuance of an Event of Default,

(i)the Requisite Noteholders may invoke the sharing provisions hereof by sending to the Agent and the other Creditors (other than the Lender Parties) a Notice of Election to Share signed by the Requisite Noteholders;

(ii)the Requisite Lenders may invoke the sharing provisions hereof by having the Agent send to the Creditors (other than the Lender Parties) a Notice of Election to Share signed by the Agent on behalf of the Requisite Lenders; or

(iii)the Requisite Parity Debtholders, so long as such Parity Debtholders hold at least 33-1/3% of the then outstanding Obligations, may invoke the sharing provisions hereof by sending to the Agent and the other Creditors (other than the Lender Parties) a Notice of Election to Share signed by the Requisite Parity Debtholders.

(b)A Notice of Election to Share shall be sent by a Creditor or the Agent, as the case may be, by overnight courier for receipt the next business day at the address provided in Section 5.9.

(c)Once a Notice of Election to Share has been sent pursuant to paragraph (a) above, as the case may be, such Notice shall remain in effect until the Requisite Creditors shall agree otherwise in writing, notwithstanding that the Event of Default triggering the sending of such Notice may be waived; provided that the Person(s) sending such Notice may revoke such Notice by giving written notice to each other Creditor (other than a Lender Party) and the Agent so long as no obligation pursuant to Section 3.2 on the part of any Creditor has arisen prior to such revocation.

(d)On and after the date that a Creditor (including the Agent on behalf of the Lender Parties) shall send or receive a Notice of Election to Share in accordance with the provisions hereof, promptly upon obtaining actual knowledge of the receipt by a Creditor (or the Agent on behalf of the Lender Parties) of a Shared Payment such Creditor (or the Agent on behalf of a Lender Party) shall give a Notice of Shared Payment to each other Creditor (other than a Lender Party) and the Agent. The Agent shall promptly send any such notice to the Lender Parties.

3.2Sharing of Payments.

Each Creditor (a “Receiving Creditor”) agrees that on and after the delivery by such Creditor (or in the case of the Lenders Parties, by the Agent on behalf of the Lender Parties) of a Notice of Election to Share or its (or, in the case of the Lenders Parties, the Agent’s) receipt of a Notice of Election to Share, in each case in accordance with the provisions hereof, and so long as such Notice has not been terminated pursuant to Section 3.1(c) hereof, any payment of any kind (including, without limitation, any payment resulting from a set-off of a deposit account, any offset or any payment or distribution made in the context of any insolvency or reorganization proceeding) received by it within 90 days prior to the date of the occurrence of the applicable Event of Default (the “Clawback Period”) and at any time thereafter on account of the Obligations (such payment, a “Shared Payment”), directly or indirectly, from or on behalf of any Obligor is to be shared by all Creditors equally and ratably in accordance with the respective Sharing Percentage of each Creditor without discrimination or preference; provided that the aggregate amount of Shared Payments received by the Lender Parties during the Clawback Period that shall be subject to sharing pursuant to this Section 3.2 shall not be required to exceed the Net Lender Exposure. Notwithstanding the foregoing, to the extent that any amounts available for distribution pursuant to this Section 3.2 are attributable to the Loan Obligations that relate to undrawn amounts under Letters of Credit, such amounts shall be held in a reserve or other account unavailable to the Company or any Subsidiary thereof (the “Reserve Account”) to be established by the Agent. Amounts in the Reserve Account shall be used from time to time to pay the applicable Loan Obligations in respect of the Letters of Credit as they become due. Any amounts remaining in the Reserve Account following the expiration or satisfaction in full of the Loan Obligations in respect of the Letters of Credit for which such sums were held in reserve shall be applied against any Obligations remaining unpaid in accordance with this Section 3.2. Prior to the appointment of the Distribution Agent, as set forth in Section 3.3(a) hereof, each Receiving Creditor shall hold all Shared Payments received by it in trust for the benefit of all Creditors and pay all Shared Payments to the Distribution Agent in accordance with Section 3.3(c).
3.3Distribution Agent.

(a)Appointment. Each Creditor agrees that upon the sending of a Notice of Election to Share in accordance with and pursuant to Section 3.1 hereof, the Requisite Creditors shall in good faith promptly seek to appoint an agent (the “Distribution Agent”) to distribute Shared Payments to the Creditors. If no Distribution Agent shall have been appointed by the Requisite Creditors and accepted appointment in the manner hereinafter provided within 30 days after the sending of such Notice of Election to Share, any Creditor (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) may petition any court of competent jurisdiction in New York City for the appointment of the Distribution Agent.

(b)Acceptance of Appointment. The Distribution Agent appointed hereunder shall execute, acknowledge and deliver to each Creditor (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) an instrument accepting such appointment and agreeing to be bound by the terms of this Agreement.

(c)Remittance and Distribution. Upon the appointment of the Distribution Agent, each Receiving Creditor (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) shall remit any Shared Payment received by it to the Distribution Agent for distribution in accordance with Section 3.2 hereof. Upon receipt of any Shared Payment, the Distribution Agent shall calculate the amount of such Shared Payment distributable to each Creditor (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) pursuant to Section 3.2 hereof as of the date the Receiving Creditor received such Shared Payment and remit such amount to each Creditor (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties), accompanied by computations in reasonable detail showing the manner of calculation of the amounts distributable to each Creditor pursuant to Section 3.2 hereof.

3.4Invalidated Payments.

If any amount distributed by the Distribution Agent to the Creditors in accordance with the provisions of this Agreement is subsequently required to be returned or repaid to any Obligor or their representatives or successors in interest, whether by court order, settlement or otherwise, each Creditor (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) shall, promptly upon its receipt of notice thereof (together with information explaining why such amount is required to be returned or repaid) from the Distribution Agent, pay to the Distribution Agent the pro rata portion received by it of such amount (without interest) for payment to the appropriate Creditor (or, in the case of the Lender Parties, to the Agent on behalf of the Lender Parties) or Obligor or its representatives or successors in interest, as the case may be. If any such amounts are subsequently recovered by any Creditor from any Obligor or its representatives or successors in interest, such Creditor (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) shall remit such amounts to the Distribution Agent and the Distribution Agent shall redistribute such amounts to the Creditors (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) on the same basis as such amounts were originally distributed. The obligations of the Creditors and the Distribution Agent under this Section 3.4 shall survive the repayment of the Obligations and termination of the Company Loan Documents and related documents.
3.5Participation Rights of Creditors.

Each Creditor agrees that, to the extent a Receiving Creditor does not retain all or any portion of a Shared Payment due to the sharing provisions of Section 3.2, such Receiving Creditor shall be deemed to have applied the amount of such Shared Payment shared with the other Creditors to the purchase of participations in such of the Obligations owing to the other Creditors as is necessary to give effect to the provisions of Section 3.2(a); provided that (i) if any such participations are purchased by such Receiving Creditor and all or any part of the Shared Payment giving rise thereto is recovered or deemed a preferential or other voidable payment, whether by a trustee in bankruptcy or otherwise, such participations shall be rescinded to the extent of such recovery, without interest, in accordance with Section 3.4 and (ii) the provisions of Section 3.2 and this Section 3.5 shall not be construed to apply to any payment obtained by a Receiving Creditor as consideration for the assignment of or sale of a participation in any of the Obligations held by it to any assignee or participant, other than the Obligors (as to which the provisions of this Section 3.5 shall apply). Notwithstanding that a Receiving Creditor shall purchase participations in the Obligations of the other Creditors pursuant to the terms of this Section 3.5, (i) no Receiving Creditor shall be entitled to vote on any matter arising under any Company Loan Documents other than the Company Loan Documents to which such Receiving Creditor is a party on the date immediately prior to purchasing such participation and from which such Receiving Creditor’s rights to the Obligations arise, and (ii) no Receiving Creditor shall be liable in respect of, or required to perform, any of the obligations under any Company Loan Document other than the Company Loan Documents to which such Receiving Creditor is a party on the date immediately prior to purchasing such participation and from which such Receiving Creditor’s rights to the Obligations arise; provided that, with respect to the participations so purchased by a Receiving Creditor, the Receiving Creditor shall be entitled at all times to share in all payments made in respect of the applicable underlying Company Loan Documents in which such participation was purchased pari passu with the other parties party thereto. All parties hereto confirm and agree that a Shared Payment shall directly reduce the Obligations of the Obligor making such payment notwithstanding the ultimate application of such payment under Section 3.2 and Section 3.5.

4.	DISTRIBUTION AGENT

4.1Distributions and Consents.

In making the distributions to the Creditors provided for in Section 3 hereof, the Distribution Agent may rely upon information available to it or supplied by each Creditor (or the Agent on behalf of the Lender Parties) to it with respect to the amount and composition (i.e., as to principal and other amounts) of the Obligations owing to each Creditor, and the Distribution Agent shall have no liability to any Creditor for actions taken in reliance on such information in the absence of its gross negligence or willful misconduct. Each of the Creditors (or, in the case of the Lender Parties, the Agent on behalf of the Lender Parties) hereby agrees, on two business days’ notice (given pursuant to Section 5.9) from the Distribution Agent, to confirm to the Distribution Agent in writing the outstanding balance of the Obligations, if any (and, if requested by the Distribution Agent, itemized as to principal, reimbursement obligations, interest, fees, premiums and other amounts, if any), owing to such Creditor as of the date or dates specified in such notice. In the event of any distribution to any Creditor (or the Agent on behalf of the Lender Parties) in lawful currency of any other jurisdiction (the “Other Currency”) than the currency of the jurisdiction in which such Obligations are payable (the “Contractual Currency”) shall constitute a discharge of such Creditor’s Obligations only to the extent of the amount of the Contractual Currency which such Creditor could purchase in the London foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday) on which banks in London are generally open for business following receipt of the payment first referred to above.
4.2Appointment, Powers of Distribution Agent.

Each of the Creditors (or the Agent on behalf of the Lender Parties), by its entering into this Agreement, hereby appoints and authorizes the Distribution Agent to act as its agent hereunder with such powers as are specifically delegated to the Distribution Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. The Distribution Agent shall not have a fiduciary relationship in respect of any Creditor by reason of this Agreement.
4.3Liability.

The Distribution Agent shall have no duties to the Creditors under this Agreement except those expressly set forth herein. Neither the Distribution Agent nor any of its officers, directors, employees or agents shall be liable to any Creditor for any action taken or omitted by it or them hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.
4.4    Resignation or Removal of Distribution Agent.

The Distribution Agent may resign and be discharged of its duties hereunder by giving written notice thereof to all holders of the Obligations then outstanding. Such resignation shall take effect at such time as a successor distribution agent shall have been appointed or, if no successor is appointed before then, upon ninety (90) days prior written notice to each Creditor (or the Agent on behalf of the Lender Parties). The Distribution Agent may be removed at any time with or without cause by the Requisite Creditors. Upon any such resignation or removal, the Requisite Creditors shall have the right to appoint a successor distribution agent. Upon the acceptance of any appointment as distribution agent hereunder by a successor distribution agent, such successor distribution agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Distribution Agent. After any retiring Distribution Agent’s resignation or removal hereunder as Distribution Agent, the provisions of this Section 4 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Distribution Agent.
4.5Employment of Agents and Counsel.

The Distribution Agent may execute any of its duties as Distribution Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Creditors, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Distribution Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.
4.6Reliance on Documents; Counsel.

The Distribution Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, with respect to legal matters, upon the opinion or advice of counsel selected by the Distribution Agent, which counsel may be employees of the Distribution Agent.
4.7Distribution Agent’s Reimbursement and Indemnification.

(a)The Company shall reimburse and indemnify the Distribution Agent for expenses incurred by the Distribution Agent on behalf of the Creditors, in connection with the execution, delivery, administration and enforcement of this Agreement and for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Distribution Agent in any way relating to or arising out of this Agreement or any other document delivered in connection herewith or the transactions contemplated hereby, or the enforcement of any of the terms hereof, provided that the Company shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Distribution Agent. The obligations of the Company under this Section 4.7 shall survive payment of the Obligations and termination of this Agreement.

(b)Without limiting the obligations of the Company, the Creditors severally agree to, in accordance with their respective Sharing Percentages (determined as of the date of delivery of the relevant request for reimbursement or indemnification), reimburse and indemnify the Distribution Agent for expenses incurred by the Distribution Agent on behalf of the Creditors, in connection with the execution, delivery, administration and enforcement of this Agreement and for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Distribution Agent in any way relating to or arising out of this Agreement or any other document delivered in connection herewith or the transactions contemplated hereby, or the enforcement of any of the terms hereof, provided that the Creditors shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Distribution Agent. The obligations of the Creditors under this Section 4.7 shall survive payment of the Obligations and termination of this Agreement.

4.8Rights as Creditor.

In the event the Distribution Agent, in its individual capacity, is a Creditor, the Distribution Agent shall have the same rights and powers hereunder in such capacity as any Creditor and may exercise the same as though it were not the Distribution Agent, and the term “Creditor” or “Creditors” shall, at any time when the Distribution Agent is a Creditor, unless the context otherwise indicates, include the Distribution Agent in its individual capacity. The Distribution Agent in its individual capacity may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement, with the Company and its Subsidiaries. The Distribution Agent, in its individual capacity, is not obligated to be a Creditor.

5.	MISCELLANEOUS

5.1Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
5.2Creditor Credit Decision.

Each Creditor acknowledges that it has, independently and without reliance upon any other Creditor and based on the financial statements prepared by the Company and its Subsidiaries and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Creditor also acknowledges that it will, independently and without reliance upon any other Creditor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement
5.3Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one agreement, and shall constitute a binding agreement when executed by each of the parties hereto. A facsimile or electronic copy of the signature of any party on any counterpart shall be effective as the signature of the party executing such counterpart for purposes of effectiveness of this Agreement.
5.4Successors and Assigns; Additional Creditors.

(a)This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto including any assignees of the Obligations. Each Creditor agrees that it will not assign any of the Obligations unless the assignee agrees to become a party to and be bound by this Sharing Agreement by executing a Creditor Joinder Agreement in the form attached hereto as Exhibit B (the “Creditor Joinder Agreement”), provided that the failure of any Creditor to obtain such acknowledgment shall not affect the effectiveness of the immediately preceding sentence.

(b)Pursuant to the Note Agreement the Company may from time to time issue and sell Notes to Prudential Affiliates. In connection with, and at the time of such, issuance of Notes such Prudential Affiliates shall become a party hereto by executing and delivering to each other Creditor a Noteholder Joinder Agreement and thereby be subject to all the provisions hereof and entitled to the benefits hereof as a Noteholder.

(c)The Company may, with the prior written consent of either the Agent or the Requisite Noteholders (such consent not to be unreasonably withheld and shall be deemed to have been given unless the Agent or the Requisite Noteholders shall have notified the Creditors to the contrary within ten (10) business days of receipt of the request for such consent), cause one or more lenders, purchasers or investors in respect of indebtedness of the Company or any Subsidiary to become a party hereto by executing and delivering to each other Creditor a Creditor Joinder Agreement (each such Person a “Parity Debtholder”) and thereby be subject to all the provisions hereof and entitled to the benefits hereof; provided that the aggregate number of Parity Debtholders permitted to become a party hereto shall be limited to two (2) (it being understood that lenders party to any Parity Debt Agreement which are represented for all purposes hereunder by an agent or trustee shall be deemed to be one (1) Parity Debtholder).

5.5Amendments.

This Agreement may be amended only in writing executed by the Requisite Creditors.
5.6Termination.

This Agreement (except for Section 3.4 and Section 4.7) shall terminate upon (i) the payment in full in cash of all Obligations, (ii) the termination of the Commitments, (iii) the termination of the Facility and (iv) the date no Letter of Credit shall be outstanding or any outstanding Letters of Credit have been cash collateralized in accordance with the terms of the Credit Agreement.
5.7Cooperation.

Each party hereto agrees to cooperate fully with the other parties hereto, in the exercise of its reasonable judgment, to the end that the terms and provisions of this Agreement may be promptly and fully carried out. Each party hereto also agrees, from time to time, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms, provisions and the intent of this Agreement.
5.8No Waiver.

No failure or delay on the part of any Creditor in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.
5.9Notices.

All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service, with charges prepaid (provided that any Notice of Election to Share or Notice of Shared Payment or copy thereof to be sent by the Agent or a Creditor, as the case may be, shall be sent by nationwide overnight delivery service) and (i) if to any Creditor (other than a Lender Party), addressed to such Creditor at the address specified in Annex 1 hereto or in a Creditor Joinder Agreement, or at such other address as such Creditor shall have specified to the other Creditors and the Agent in writing, (ii) if to any Lender Party or the Agent, addressed to the Agent (and the Agent shall, to the extent required by the Credit Agreement, forward each such communication to each Lender Party) at the address specified in Annex 1 hereto, or at such other address as the Agent shall have specified to the Creditors (other than the Lender Parties) and (iii) if to the Distribution Agent, addressed to the Distribution Agent at such address as the Distribution Agent shall have specified to each Creditor and the Agent in writing.
5.10Notices of Events of Default.

Each Creditor agrees to use its best efforts to promptly provide each other Creditor (other than the Lender Parties) and the Agent written notice of any Event of Default arising under the Company Loan Documents to which such Creditor is a party. The failure to provide such written notice shall not affect the rights of any Creditor hereunder.
5.11Agent.

Pursuant to the Credit Agreement, (a) the Lender Parties have authorized the Agent to enter into, and act with respect to, this Agreement on their behalf and (b) the Lender Parties have agreed to be bound by the terms hereof. Except as to any assignment pursuant to Section 10.6 of the Credit Agreement (as in effect on the date hereof), the Agent agrees on its behalf and behalf of each Lender Party that no Lender Party shall be released from its obligations in respect of this Agreement or any Shared Payment without the prior written consent of the Requisite Noteholders and the Requisite Parity Debtholders.
5.12Third Party Beneficiaries.
No Person, including, without limitation, the Obligors, other than the Creditors, the Agent, the Distribution Agent and their respective successors and assigns, shall have any rights under this Agreement.
5.13Replacement Agreement.

Each party hereto acknowledges and agrees that this Agreement is being executed in replacement and substitution for that certain Sharing Agreement dated as of August 3, 2012, between Prudential and the Agent (the “Prior Sharing Agreement”), which Prior Sharing Agreement has terminated.
[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.
CITIZENS BANK, N.A., as Administrative Agent
By:
Name:
Title:

CITIZENS BANK, N.A., as Multicurrency Administrative Agent
By:
Name:
Title:

[Signature Page to Sharing Agreement]

Prudential:
PGIM, INC.
By:
Name:
Title:

Series A Purchasers:
The Prudential Insurance Company of America

By:
Name:
Title:    Vice President

HIGHMARK INC.

By:    Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
(as General Partner)

By:
Name:
Title:    Vice President

[Signature Page to Sharing Agreement]

The Company agrees to perform its obligations under Section 4.7 and acknowledges that no consent or other action by it is necessary for any action to be taken under, or for any amendment of, this Sharing Agreement, including, without limitation, the appointment of the Distribution Agent or a successor distribution agent, except that its consent shall be necessary for any amendment to Section 4.7.
KADANT INC.
By:
Name:
Title:

[Signature Page to Sharing Agreement]

Annex 1
Addresses of Prudential, the Noteholders and the Agent
Prudential:

PGIM, Inc.
c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Floor
New York, NY 10036
Attention: Managing Director
Telecopy: 212-626-2077
Telephone: 212-626-2060

Noteholders:

The Prudential Insurance Company of America
c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Flr.
New York, NY 10036
Attention: Managing Director

Highmark Inc.
c/o Prudential Private Placement Investors, L.P.
c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Flr.
New York, NY 10036
Attention: Managing Director

Agent:

Citizens Bank, N.A.
28 State Street
Mail Code: MS1505
Boston, MA 02109
Attention: Dwayne Nelson
Telecopy: 855-215-1525
Telephone: 617-994-7625

EXHIBIT A
Form of Notice of Election to Share
[DATE]
Re: Sharing Agreement/Notice of Election to Share
Dear Sir or Madam:
Reference is hereby made to the Sharing Agreement, dated as of December 14, 2018, among Citizens Bank, N.A. as Agent for and on behalf of the holders of the Loan Obligations (as defined therein), the holders of Noteholder Obligations party thereto, and the holders of Parity Debt Agreement Obligations, if any, party thereto (as heretofore amended, modified, supplemented or restated from time to time, the “Sharing Agreement”). Unless otherwise defined herein, terms defined in the Sharing Agreement are used herein as therein defined.
An Event of Default has occurred by reason of [explain cause of Event of Default and sections of the relevant agreement which have been violated]. In addition, other Events of Default may exist. In accordance with the Sharing Agreement, this Notice of Election to Share is hereby being sent to invoke the sharing provisions of the Sharing Agreement.
Very truly yours,

Exhibit A-1

EXHIBIT B
Distribution List
[Insert Names and Addresses of those receiving a copy of the Notice of Election to Share]

Exhibit B-1

[FORM OF CREDITOR JOINDER AGREEMENT]
CREDITOR JOINDER AGREEMENT TO SHARING AGREEMENT
Reference is hereby made to the Sharing Agreement dated as of December 14, 2018 (as it may have been amended, modified or otherwise supplemented, the “Sharing Agreement”) among Prudential, the Noteholders, the Parity Debtholders, if any, and Citizens Bank, N.A., as agent for the Lenders under the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Sharing Agreement.
WHEREAS, the Sharing Agreement requires that any assignee of any Noteholder Obligations become a party to the Sharing Agreement contemporaneously with acquiring such Noteholder Obligations; and
WHEREAS, the Sharing Agreement also provides that, subject to the terms thereof, any Prudential Affiliate may become a party, as a Noteholder, to the Sharing Agreement by executing this Joinder Agreement; and
WHEREAS, the Sharing Agreement also provides that, subject to the terms thereof, any Parity Debtholder may become a party to the Sharing Agreement by executing this Joinder Agreement; and
WHEREAS, the undersigned has agreed to execute this Joinder Agreement in consideration of, and as a condition to, [becoming a Noteholder/becoming a Parity Debtholder].
NOW THEREFORE, in consideration thereof and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned agrees as follows:
Section 1.    Agreement to be Bound. By executing and delivering this Joinder Agreement, the undersigned hereby agrees to become a Creditor under the Sharing Agreement and be bound by, and comply with, the provisions of the Sharing Agreement in the same manner as if the undersigned were an original signatory to the Sharing Agreement. The undersigned agrees that it shall be a Creditor and [Noteholder/Parity Debtholder] under the Sharing Agreement, and that the undersigned shall have all the obligations described therein with respect to the Obligations held by the undersigned. All references to the terms “Creditor” or “[Noteholder/Parity Debtholder]”in the Sharing Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the undersigned.
Section 2.    Notices. Notices and other communications provided for under the Sharing Agreement to be provided to the undersigned shall be sent to the addresses set forth on Schedule I attached hereto.
Section3.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to any conflicts of law provisions thereof.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its duly authorized officer, all as of the date and year set forth below.
[_____________________]
as [Noteholder] [Parity Debtholder]
By:____________________________________
Name:
Title:

Date:___________________________________

Exhibit C-2

Schedule I
Address for Notices

Exhibit C-3

Exhibit F

Form of Confirmation of Subsidiary Guaranty

Reference is made to the Multi-Currency Note Purchase and Private Shelf Agreement (as amended, otherwise modified or replaced from time to time, the “Note Purchase Agreement”), dated as of December 14, 2018, by and among Kadant Inc., a Delaware corporation (together with its successors and assigns, the “Company”), PGIM, Inc., the Series A Purchasers (as defined below) and each other Prudential Affiliate that from time to time becomes bound thereby (together with the Series A Purchasers, collectively, the “Purchasers”, and together with their successors and assigns including, without limitation, future holders of the Notes (defined below), herein collectively referred to as the “Noteholders”), pursuant to which the Company (a) issued and sold to certain purchasers (the “Series A Purchasers”) $10,000,000 aggregate principal amount of the Company’s 4.90% Series A Senior Notes due December 14, 2028 (the “Series A Notes”), and (b) authorized the issuance, from time to time, of additional senior promissory notes in the aggregate principal amount of up to One Hundred Fifteen Million Dollars ($115,000,000), each to bear interest on the unpaid balance thereof from the date thereof at the rate per annum as shall be set forth in the Confirmation of Acceptance with respect to each such Note delivered pursuant to paragraph 2B(5) of the Note Purchase Agreement, and each to be dated the date of issuance thereof and to mature no more than twelve (12) years after the date of original issuance thereof (together with the Series A Notes, collectively, the “Notes”). Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Note Purchase Agreement.

The undersigned Subsidiary (the “Guarantor”) is a party to a Guaranty Agreement entered into in connection with the execution and delivery of the Note Purchase Agreement and the issuance and sale of the Notes. The Guarantor hereby (i) consents to the issuance and sale of the Notes, (ii) acknowledges and affirms all of its obligations under the terms of the Subsidiary Guaranty to which it is a party, and (iii) acknowledges and agrees that such obligations extend to the Notes.

Dated: As of ________________________________

IN WITNESS WHEREOF, the Guarantor has caused this Confirmation of Subsidiary Guaranty to be executed on its behalf, as of the date first above written, by one of its duly authorized officers.

[GUARANTOR]

By: ______________________________
Name:
Title:

Exhibit G
Form of New York Opinion